Exhibit 2.1

EXECUTION

PURCHASE AND SALE AGREEMENT

dated as of September 17, 2015

by and between

NRG ENERGY GAS & WIND HOLDINGS, INC.,

a Delaware corporation,

as Seller

and

NRG YIELD OPERATING LLC,

a Delaware limited liability company,

as Purchaser

i

(continued)

3.23	Sufficiency of Assets; Tangible Personal Property	25

3.24	Bank Accounts	25

3.25	Regulatory Status	25

3.26	Support Obligations	26

3.27	Disclosures	26

3.28	Projections	26

3.29	No Other Warranties	26

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PURCHASER	26

4.01	Existence	26

4.02	Authority	27

4.03	No Consent	27

4.04	No Conflicts	27

4.05	Permits and Filings	27

4.06	Legal Proceedings	27

4.07	Purchase for Investment	27

4.08	Brokers	28

4.09	Governmental Approvals	28

4.10	Compliance with Laws	28

4.11	Due Diligence	28

ARTICLE 5	COVENANTS OF SELLER	28

5.01	Regulatory and Other Permits	28

5.02	Access to Information	29

5.03	Notification of Certain Matters	29

5.04	Conduct of Business	29

5.05	Insurance	32

5.06	Casualty Loss	32

5.07	Seller Parent Guaranty	33

5.08	Fulfillment of Conditions	33

5.09	Equipment Schedule Updating	33

5.10	Further Assurances	33

(continued)

ARTICLE 6	COVENANTS OF PURCHASER	33

6.01	Regulatory and Other Permits	33

6.02	Fulfillment of Conditions	34

6.03	Further Assurances	34

6.04	Support Obligations	34

6.05	Purchaser Parent Sponsor Guaranty	35

ARTICLE 7	CONDITIONS TO OBLIGATIONS OF PURCHASER	35

7.01	Bring-Down of Seller’s Representations and Warranties	35

7.02	Performance at Closing	35

7.03	Litigation	35

7.04	Assignment of Membership Interests; Joinder	35

7.06	Officers’ Certificates	35

7.07	FIRPTA Certificate	35

7.08	Independent Engineer Reliance Letter	36

ARTICLE 8	CONDITIONS TO OBLIGATIONS OF SELLER	36

8.01	Bring-Down of Purchaser’s Representations and Warranties	36

8.02	Performance at Closing	36

8.03	Approvals and Consents	36

8.04	Litigation	36

8.05	Assignment of Membership Interests; Joinder	36

8.06	Certificates	37

8.07	Purchaser Parent Sponsor Guaranty	37

ARTICLE 9	TAX MATTERS	37

9.01	Certain Taxes	37

9.02	Section 754 Elections	37

ARTICLE 10	SURVIVAL	37

10.01	Survival of Representations, Warranties, Covenants and Agreements	37

ARTICLE 11	INDEMNIFICATION	38

11.01	Indemnification by Seller	38

11.02	Indemnification by Purchaser	38

11.03	Period for Making Claims	38

(continued)

11.04	Limitations on Claims	38

11.05	Procedure for Indemnification of Third Party Claims	39

11.06	Rights of Indemnifying Party in the Defense of Third Party Claims	40

11.07	Direct Claims	40

11.08	Exclusive Remedy	41

11.09	Indemnity Treatment	41

11.10	Mitigation	41

11.11	No Solicitation	41

ARTICLE 12	TERMINATION	42

12.01	Termination	42

12.02	Effect of Termination	42

ARTICLE 13	MISCELLANEOUS	43

13.01	Notices	43

13.02	Entire Agreement	44

13.03	Specific Performance	44

13.04	Time of the Essence	44

13.05	Expenses	44

13.06	Confidentiality; Disclosures	44

13.07	Waiver	44

13.08	Amendment	44

13.09	No Third Party Beneficiary	44

13.10	Assignment	45

13.11	Severability	45

13.12	Governing Law	45

13.13	Consent to Jurisdiction	45

13.14	Waiver of Jury Trial	46

13.15	Limitation on Certain Damages	46

13.16	Disclosures	46

13.17	Facsimile Signature; Counterparts	46

(continued)

EXHIBITS

Exhibit A	Assignment of Membership Interests

Exhibit B	Wire Transfer Instructions

Exhibit C	Aggregate Target Net Working Capital Calculation

Exhibit D	Form of Officer’s Certificate of Seller

Exhibit E	Form of Secretary’s Certificate of Seller

Exhibit F	Form of Certificate of Non-Foreign Status of Seller

Exhibit G	Form of Officer’s Certificate of Purchaser

Exhibit H	Form of Secretary’s Certificate of Purchaser

Exhibit I	Purchaser Parent Sponsor Guaranty

Exhibit J	Joinder

Exhibit K	Seller Parent Guaranty

Exhibit L	Form of First Amendment

SCHEDULES

Seller Disclosure Schedules:

Schedule 1.01(a)	Companies
Schedule 1.01(b)	Facilities
Schedule 1.01(c)	Permitted Liens
Schedule 3.03	Seller Consents
Schedule 3.05	Seller Approvals
Schedule 3.06	Legal Proceedings
Schedule 3.07	Brokers
Schedule 3.09(a)	Jurisdictions
Schedule 3.09(b)	Ownership
Schedule 3.09(e)	Voting Trusts
Schedule 3.09(f)	Joint Ventures and Other Investments
Schedule 3.09(g)	Other Business
Schedule 3.09(i)	Liens on Acquired Interests
Schedule 3.10	Liabilities

v

(continued)

Schedule 3.11	Tax Exceptions
Schedule 3.13	Company Contracts
Schedule 3.15	Title Policies
Schedule 3.16(a)	Environmental Law Exceptions
Schedule 3.16(c)	Material Environmental Permits
Schedule 3.17(a)	Material Permits
Schedule 3.17(b)	Material Permit Exceptions
Schedule 3.17(c)	Exceptions to Material Compliance with Permits
Schedule 3.18	Affiliate Transactions
Schedule 3.19	Intellectual Property
Schedule 3.20	Insurance Policies
Schedule 3.22	Changes since the Balance Sheet Date
Schedule 3.23	Equipment
Schedule 3.24	Bank Accounts
Schedule 3.25	Regulatory Status
Schedule 3.26	Support Obligations
Schedule 5.04(b)	Actions

Purchaser Disclosure Schedules

Schedule 4.03	Purchaser Consents
Schedule 4.05	Purchaser Permits
Schedule 4.08	Brokers
Schedule 4.09	Governmental Approvals

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 17, 2015 (the “Effective Date”) is made and entered into by and between NRG Energy Gas & Wind Holdings, Inc., a Delaware corporation (“Seller”), and NRG Yield Operating LLC, a Delaware limited liability company (“Purchaser”).  Seller and Purchaser are referred to, collectively, as the “Parties” and each, individually, as a “Party.”  Capitalized terms used herein shall have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the Class B interests (the “Class B Interests”) of NRG Wind TE Holdco LLC, a Delaware limited liability company (“HoldCo”);

WHEREAS, HoldCo owns, directly or indirectly, an interest in each of the limited liability companies and limited partnerships identified as an “Intermediate Company” (each an “Intermediate Company” and collectively the “Intermediate Companies”), a “Project Company” (each a “Project Company” and collectively the “Project Companies”) or an “Other Company” (each an “Other Company” and collectively the “Other Companies”) on and defined on Schedule 1.01(a) (collectively, the Intermediate Companies, the Project Companies and the Other Companies, the “Subsidiaries” and each a “Subsidiary”);

WHEREAS, each Project Company owns, individually or in connection with other Subsidiaries, the corresponding wind power generation project and other ancillary related assets identified as a “Project” on and defined on Schedule 1.01(a); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, seventy-five percent (75%) of the Class B Interests (such seventy-five percent of the Class B Interests, the “Acquired Interests”) on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION

1.01                        Definitions.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquired Interests” has the meaning set forth in the Recitals.

“Acquisition Closing Date” means with respect to all Subsidiaries except Elbow Creek Wind Project, LLC, April 1, 2014, and, with respect to Elbow Creek Wind Project, LLC, January 18, 2007.

“Acquisition Proposal” has the meaning set forth in Section 11.11.

“Action or Proceeding” means any action, suit, proceeding, arbitration or investigation by or before any Governmental Authority.

“Affiliate” of a specified Person means any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified. For the purposes of this Agreement, NRG Energy, Inc. and its direct or indirect subsidiaries, including Seller, HoldCo and the Subsidiaries shall not be considered “Affiliates” of NRG Yield, Inc. and its direct or indirect subsidiaries, including Purchaser.

“Aggregate Net Working Capital” means (without duplication) the sum of the net working capital of HoldCo as determined in accordance with the methodology used in the preparation of Aggregate Target Net Working Capital set forth on Exhibit C, and otherwise in accordance with GAAP as of 12:01 A.M. (Eastern time) on the Closing Date.  In the event the Closing does not occur on the last day of a month, then each item included as a proration item on Exhibit C and included in the calculation of Aggregate Net Working Capital shall be prorated to the extent applicable as of the Closing Date by multiplying the amount of each such item for the full calendar month by a fraction, the numerator of which is the number of days elapsed from and including the first day of the month in which the Closing Date occurs to but excluding the Closing Date, and the denominator of which is the total number of days in such month, provided that to the extent items may be determined on a daily basis, such amounts will be allocated on a daily basis.

“Aggregate Target Net Working Capital Amount” means negative Two Hundred Sixty Eight Thousand dollars (-$268,000.00), calculated as set forth on Exhibit C.

“Agreement” means this Purchase and Sale Agreement and the exhibits, the appendices and the Disclosure Schedules, as any of the same shall be amended or supplemented from time to time.

“Apportioned Obligations” has the meaning set forth in Section 9.01(a).

“Assignment of Membership Interests” means the Assignment and Assumption Agreement, in substantially the form of Exhibit A attached hereto.

“Balance Sheet Date” has the meaning set forth in Section 3.21.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Cap” has the meaning set forth in Section 11.04(c).

“Casualty Loss” has the meaning set forth in Section 5.06.

“Class B Interests” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” is the date on which the transactions contemplated hereunder are consummated.

“Closing Date Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Contracts” has the meaning set forth in Section 3.13(a).

“Consequential Damages” has the meaning set forth in Section 13.15.

“Constitutive Documents” means the certificates of formation and the limited liability company agreements, as amended (if applicable), or the certificates of formation and partnership agreements, as amended, of HoldCo and the Subsidiaries.

“Contract” means any agreement, purchase order, commitment, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its assets are bound.

“Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Deductible” has the meaning set forth in Section 11.04(a).

“Disclosure Schedules” means the schedules attached to this Agreement, and dated as of the date hereof.

“Effective Date” has the meaning set forth in the Preamble.

“Employee Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that is (or when in effect was) subject to any provision of ERISA, including Title IV of ERISA, and is or was sponsored, maintained or contributed to by Seller, HoldCo or the Subsidiaries or any ERISA Affiliate.

“Environmental Laws” means any Law relating to the environment, or to handling, storage, transportation, emissions, discharges, releases or threatened emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment or disposal of any Hazardous Substances, including, but not limited to, the Clean Air Act, the Federal Water Pollution Control Act (including, but not limited to the Clean Water Act and the Oil Pollution Act), the Safe Drinking Water Act, the Federal Solid Waste Disposal Act (including, but not limited to, the Resource Conservation and Recovery Act of 1976), the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic

Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, and the Occupational Safety and Health Act (to the extent relating to human exposure to Hazardous Materials) and any other federal, state or local laws, ordinances, rules or regulations now or hereafter existing relating to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller, HoldCo or the Subsidiaries or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA; provided, however, that HoldCo and the Subsidiaries shall not be considered to be ERISA Affiliates from and after the Closing Date.

“Estimated Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.04(a).

“EWG Subsidiaries” has the meaning set forth in Section 3.25(b).

“Facilities” means any of the wind power generating facilities described on Schedule 1.01(b).

“FERC” means the Federal Energy Regulatory Commission.

“Final Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(f).

“Final Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.04(b).

“Final Purchase Price” has the meaning set forth in Section 2.02.

“Financial Statements” has the meaning set forth in Section 3.21.

“First Amendment” means that certain First Amendment to Amended and Restated Limited Liability Company Agreement of NRG Wind TE Holdco LLC, substantially in the form of Exhibit L.

“FPA” means the Federal Power Act, as amended.

“GAAP” has the meaning set forth in Section 1.02(c).

“Governmental Approval” means any consent or approval required by any Governmental Authority.

“Governmental Authority” means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, including NERC, FERC and each Regional Entity; or any court or governmental tribunal.

“Hazardous Substances” means any substance, element, compound or mixture, whether solid, liquid or gaseous: (a) which is defined as “hazardous waste” or “hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (b) which is otherwise hazardous and is subject to regulation by any Governmental Authority; (c) petroleum hydrocarbons (other than naturally occurring petroleum hydrocarbons); (d) polychlorinated biphenyls (PCBs); (e) asbestos-containing materials (other than naturally occurring asbestos); or (f) radioactive materials (other than naturally occurring radioactive materials).

“HoldCo” has the meaning set forth in the Recitals.

“HoldCo LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of NRG Wind TE HoldCo LLC, dated November 3, 2014.

“Holding Company Subsidiaries” has the meaning set forth in Section 3.25(c).

“Indebtedness” means all obligations of a Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit and other similar instruments (whether or not drawn), (g) in the nature of guaranties of the obligations described in clauses (a) through (f) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (h) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 11.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 11.

“Independent Engineer” means Garrad Hassan America, Inc.

“Independent Engineer Report” means the NRG Wind Portfolio Technical Due Diligence Report, dated October 31, 2014, issued by the Independent Engineer.

“Interim Period” means the period between the Effective Date and the Closing Date.

“Intermediate Company” and “Intermediate Companies” each have the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Joinder” means that agreement pursuant to which Purchaser is admitted as a Class B Member of Holdco substantially in the form of Exhibit J.

“Knowledge of Seller” means the actual knowledge of Mary Connor, Richard Dryden, Gary Griffin, Don Sobotik and Mark Rohrlick after reasonable inquiry of their direct reports.

“Land” has the meaning set forth in Section 3.14(a).

“Laws” means all laws, statutes, treaties, rules, orders, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, permits or other pronouncements having the effect of law of any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation, commitment, or expense, in each case, requiring either (i) the payment of a monetary amount, or (ii) any type or fulfillment of an obligation, and in each case whether accrued, absolute, contingent, asserted, matured, unmatured, secured or unsecured.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any lien or security interest).

“Losses” means any and all claims, damages, losses, Liabilities, costs, fines, penalties assessed by any Governmental Authority and expenses (including settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions), and excluding any consequential, incidental, indirect, special, exemplary or punitive damages.

“Material Adverse Effect” means any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the assets, properties, liabilities, financial condition or results of operations of HoldCo or its Subsidiaries or any Project Company; provided, however, that none of the following shall be or will be at the Closing deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect:  any fact, event, circumstance, condition, change or effect resulting from (a) any economic change generally affecting the international, national or regional (i) electric generating industry or (ii) wholesale markets for electric power; (b) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with HoldCo or the Subsidiaries; (c) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, natural disasters or weather-related events or changes imposed by a Governmental Authority associated with additional security; (d) any change in any Laws (including Environmental Laws), industry standards generally affecting the industry or markets in which HoldCo or the Subsidiaries operate or GAAP; (e) any change in the financial condition of HoldCo or the Subsidiaries caused by the pending sale of HoldCo or the Subsidiaries to Purchaser, including changes due to the credit rating of Purchaser; (f) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (g) any actions to be taken pursuant to or in accordance with this Agreement; or (h) the announcement or pendency of the transactions contemplated hereby, including any labor union activities or disputes; provided, however, that any fact, event, circumstance, condition, change or effect resulting from clauses (a) through (f) shall nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent such changes, events, effects or occurrences have a materially disproportionate impact on HoldCo or the Subsidiaries, taken as whole, as compared to similarly situated businesses in the same industry and in the same geographical area.

“MBR Subsidiaries” has the meaning set forth in Section 3.25(b).

“Missing Material Contract” means those Contracts listed in Section XIV of Section 13.3(a) of the Disclosure Schedules.

“NERC” means the North American Electric Reliability Corporation.

“Neutral Auditor” means Ernst & Young or, if Ernst & Young is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants, mutually agreed to by Purchaser and Seller.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other security or equity interest of such Person or any security or right of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other security or equity interest of such Person, or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock (or any other equity interest or security) of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers (or similar positions) of such Person or the manner in which any shares of capital stock (or any other security or equity interest) of such Person are voted.

“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Permit” means all licenses, permits, consents, authorizations, approvals, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any Governmental Authority.

“Permitted Exceptions” means, with respect to the Real Property Rights, the following:

(a)                                 all building codes and zoning ordinances and other Laws of any Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property Rights;

(b)                                 all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(c)                                  all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(d)                                 all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Real Property Rights, and all licenses, easements, rights-of-way and other similar agreements relating thereto which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(e)                                  all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property Rights which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights; and

(f)                                   all rights with respect to the ownership, mining, extraction and removal of minerals of whatever kind and character (including, without limitation, all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) that have been granted, leased, excepted or reserved prior to the date hereof which would not, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights.

“Permitted Liens” means any (a) Permitted Exceptions; (b) mechanic’s, laborer’s, workmen’s, repairmen’s and carrier’s Liens, including all statutory Liens (i) relating to obligations as to which there is no existing default on the part of HoldCo or the Subsidiaries or (ii) that Seller is contesting in good faith through appropriate proceedings and set forth on Schedule 1.01(c) and as to which adequate reserves in accordance with GAAP have been taken on the books of HoldCo and the Subsidiaries; (c) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01(c) and as to which adequate reserves in accordance with GAAP have been taken on the books of HoldCo and the Subsidiaries; (d) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (e) pledges or deposits to secure public or statutory obligations or appeal bonds; (f) in the case of personal property owned or held by HoldCo or the Subsidiaries, covenants and other restrictions in the Company Contracts; and (g) any other Liens set forth on Schedule 1.01(c).

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business, entity, organization, trust, union, association or Governmental Authority.

“Post-Closing Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(f).

“Preliminary Purchase Price” has the meaning set forth in Section 2.02.

“Project” has the meaning set forth in the Recitals.

“Project Company” and “Project Companies” each have the meaning set forth in the Recitals.

“Projections” has the meaning set forth in Section 3.28.

“Proposed Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.04(b).

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Approvals” has the meaning set forth in Section 4.09.

“Purchaser Consents” has the meaning set forth in Section 4.03.

“Purchaser Indemnified Parties” means Purchaser, its successors and assigns, and each of their Representatives.

“Purchaser Parent” means NRG Yield, LLC.

“Purchaser Parent Sponsor Guaranty” means the guaranty provided by Purchaser Parent dated as of the Closing Date and attached hereto as Exhibit I guaranteeing the obligations of Purchaser under the Holdco LLC Agreement.

“QF Subsidiaries” has the meaning set forth in Section 3.25(a).

“Real Property Rights” means all real property rights and interests of HoldCo and the Subsidiaries, including, but not limited to, all options, leases, easements, land use rights, access easements, transmission line easements, rights to ingress and egress, any and all bids, grants, awards, applications, rights to negotiate, and all other rights relating to the Land.

“Regional Entity” means the Midwest Reliability Organization, Reliability First, Southwest Power Pool Regional Entity (a division of SPP, Inc.), Texas Reliability Entity or Western Electricity Coordinating Council, or their successors, as applicable.

“Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, agents, accountants, advisers, engineers, and consultants.

“Restoration Cost” has the meaning set forth in Section 5.06.

“Satisfaction Date” has the meaning set forth in Section 5.06.

“Section 5.03 Side Letter” has the meaning set forth in Section 5.03(b).

“Seller” has the meaning set forth in the preamble of this Agreement, and includes its respective successors and assigns.

“Seller Approvals” has the meaning set forth in Section 3.05.

“Seller Consents” has the meaning set forth in Section 3.03.

“Seller Indemnified Parties” means Seller, its successors and assigns, and its Representatives.

“Seller Parent” means NRG Energy, Inc., a Delaware corporation.

“Seller Parent Guaranty” means that guaranty of Seller Parent dated as of the Effective Date and attached hereto as Exhibit K.

“Subsidiaries” and “Subsidiary” have the meanings set forth in the Recitals.

“Support Obligations” has the meaning set forth in Section 3.26.

“Tax” or “Taxes” means any income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, capital, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, goods and services, business or occupation or other tax, charge, assessment, duty, levy, unclaimed property or escheat obligation, compulsory loan or fee of any kind (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein required to be collected, or of any other nation or any jurisdiction therein, together with any obligations for the Taxes of any other person whether as successor, a member of a group, indemnitor, or otherwise, but excluding amounts paid or payable in respect of Permits.

“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to or filed with a Governmental Authority by a Person with respect to Taxes, including, but not limited to, information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, form, return, statement or other information.

“Termination Date” has the meaning set forth in Section 12.01(b).

“Title Policies” has the meaning set forth in Section 3.15.

“Transfer Taxes” has the meaning set forth in Section 9.01(c).

1.02                        Interpretation.(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the words “include” and “including” are not words of limitation and shall be deemed to be followed by the words

“without limitation,” (vi) the use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”),  (vii) the use of the conjunction “and/or” shall be construed as “any or all of” and (viii) references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

(b)                                 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(c)                                  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States generally accepted accounting principles (“GAAP”).

(d)                                 Unless the context otherwise requires, a reference to any Law includes any amendment, modification or successor thereto.

(e)                                  Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f)                                   In the event of a conflict between this Agreement and any exhibit, schedule or appendix hereto, this Agreement shall control.

(g)                                  The Article and Section headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement.

(h)                                 Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language, rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the Parties at the time of contracting.

(i)                                     A reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time.

ARTICLE 2
SALE OF MEMBERSHIP INTERESTS AND CLOSING

2.01                        Purchase and Sale.  Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Acquired Interests at the Closing on the terms and subject to the conditions set forth in this Agreement.

2.02                        Payment of Purchase Price.  Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by Seller of the Acquired Interests, Purchaser, by wire transfer of immediately available United States funds, shall pay to Seller at the Closing an amount equal to (i) Two Hundred Ten million dollars ($210,000,000), which amount shall include the Aggregate Target Net Working Capital Amount and which may be reduced pursuant to Section 5.06 (the “Base Purchase Price”), plus (ii) the Closing Date Aggregate Net Working Capital Adjustment Amount (whether a positive or a negative amount) (such sum the “Preliminary Purchase Price”), subject to adjustment to reflect the Final Aggregate Net Working Capital Amount (whether a positive or a negative amount) in accordance with Section 2.04 (such adjusted amount, the “Final Purchase Price”).

2.03                        Closing.

(a)                                 The closing of the transactions described in Section 2.01 (the “Closing”) will take place at the offices of Jones Day, counsel to Seller, at 51 Louisiana Avenue, NW, Washington, DC, 20001, or at such other place as the Parties mutually agree, at 10 A.M. local time, upon the fulfillment or waiver of the conditions set forth in Articles 7 and 8.

(b)                                 At the Closing, the following shall occur:

(i)                                     Purchaser shall pay the Preliminary Purchase Price by wire transfer of immediately available funds to Seller’s account as provided on Exhibit B;

(ii)                                  The Parties shall deliver, or cause to be delivered, to the other Parties the certificates and other deliverables pursuant to Articles 7 and 8;

(iii)                               The execution by both Parties of the Assignment of Membership Interests and the Joinder;

(iv)                              The execution by both Parties of the First Amendment; and

(v)                                 Seller shall deliver to Purchaser a certificate or certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser.

2.04                        Aggregate Net Working Capital Adjustment Amount.

(a)                                 At least five (5) Business Days prior to the scheduled Closing Date, Seller will prepare and deliver to Purchaser a worksheet setting forth Seller’s good faith estimate of the Aggregate Net Working Capital as of the Closing Date (the “Estimated Aggregate Net Working Capital Amount”), as well as a computation thereof (which computation shall be prepared in the same format and on the same basis used to prepare the Aggregate Target Net Working Capital Amount as set forth on Exhibit C).  If (i) the Estimated Aggregate Net Working Capital Amount is greater than the Aggregate Target Net Working Capital Amount, the Base Purchase Price payable at Closing will be increased by an amount equal to the difference between the Estimated Aggregate Net Working Capital Amount and the Aggregate Target Net Working Capital Amount; and (ii) the Estimated Aggregate Net Working Capital Amount is less than the Aggregate Target Net Working Capital Amount, the Base Purchase Price payable at Closing will be decreased by an amount equal to difference between the Aggregate Target Net Working Capital Amount and the Estimated Aggregate Net Working Capital Amount (such amount under either (i) or (ii) is referred to as the “Closing Date Aggregate Net Working Capital Adjustment Amount”).

(b)                                 Within thirty (30) days after the Closing Date, Purchaser will prepare (at Purchaser’s expense) and deliver to Seller a worksheet setting forth Purchaser’s good faith computation of the actual Aggregate Net Working Capital Amount as of the Closing Date (the “Proposed Aggregate Net Working Capital Amount”), which computation shall be prepared in the same format and on the same basis used to prepare the Estimated Aggregate Net Working Capital Amount, together with a reasonably detailed explanation of, and documentation reasonably sufficient to confirm the accuracy of the computation of, such Proposed Aggregate Net Working Capital Amount.  If within thirty (30) days following delivery of such worksheet and supporting documentation, Seller does not object in writing thereto to Purchaser, then the Proposed Aggregate Net Working Capital Amount shall constitute the actual Aggregate Net Working Capital Amount as of the Closing Date for purposes of this Agreement (the “Final Aggregate Net Working Capital Amount”).  If, within thirty (30) days following delivery of such worksheet and supporting documentation, Seller objects in writing thereto to Purchaser (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items) such Proposed Aggregate Net Working Capital Amount shall be subject to the objection and resolution provisions set forth in Section 2.04(e) below.

(c)                                  If the Proposed Aggregate Net Working Capital Amount is not prepared and delivered by Purchaser within the thirty (30) day period set forth in Section 2.04(b) above, Seller shall be entitled (but not obligated) during the thirty (30) day period commencing on the thirty-first (31st) day after the Closing Date to prepare (at Seller’s expense) and deliver to Purchaser a worksheet setting forth Seller’s good faith computation of the Proposed Aggregate Net Working Capital Amount, which computation shall be prepared in the same format and on the same basis used to prepare the Estimated Aggregate Net Working Capital Amount, and based upon information available to Seller, and accompanied by the documentation that supports Seller’s determinations and calculations.  If within ten (10) days following delivery of such worksheet and supporting documentation, Purchaser does not object in writing thereto to Seller, then the Proposed Aggregate Net Working Capital Amount submitted by Seller pursuant to this Section 2.04(c) shall constitute the Final Aggregate Net Working Capital Amount.  If, within ten (10) days following delivery of such worksheet and supporting documentation, Purchaser objects in writing thereto to Seller (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such Proposed Aggregate Net Working Capital Amount shall be subject to the objection and resolution provisions set forth in Section 2.04(e) below.

(d)                                 If neither Purchaser nor Seller prepare and timely deliver a Proposed Aggregate Net Working Capital Amount in accordance with Section 2.04(b) or (c), above, the Estimated Aggregate Net Working Capital Amount delivered at Closing shall become the Final Aggregate Net Working Capital Amount for all purposes hereunder.

(e)                                  If Seller timely objects to Purchaser’s Proposed Aggregate Net Working Capital Amount pursuant to Section 2.04(b) or if Purchaser timely objects to Seller’s Proposed Aggregate Net Working Capital Amount pursuant to Section 2.04(c), then Purchaser and Seller shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a twenty (20) day period commencing on delivery of written notice of objection pursuant to Section 2.04(b) or (c), as the case may be.  Should such negotiations not result in an agreement as to the Final Aggregate Net Working Capital Amount within such twenty (20) day period (or such longer period as Purchaser and Seller may mutually agree), then either Party may submit such disputed items and values to the Neutral Auditor.  Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor.  Purchaser and Seller, and their respective Representatives, shall cooperate fully with the Neutral Auditor.  The Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and using those values (together with other items not in dispute) determine the Final Aggregate Net Working Capital Amount as of the Closing Date only (prepared on the same basis used to prepare the Estimated Aggregate Net Working Capital Amount). The Parties hereby agree that the Neutral Auditor shall only decide the specific disputed items, the values ascribed thereto and using those values (together with the other items included in the applicable Proposed Aggregate Net Working Capital Amount) determine the Final Aggregate Net Working Capital Amount, and the Neutral Auditor’s decision with respect to such disputed items and values must be within the range of values assigned to each such item in the applicable Proposed Aggregate Net Working Capital Amount and the notice of objection, respectively.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Purchaser and Seller.  The Neutral Auditor shall be directed to resolve the disputed items and amounts and deliver to Purchaser and Seller a written determination of the Final Aggregate Net Working Capital Amount (such determination to be made consistent with this Section 2.04(e), including a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Purchaser and Seller) within thirty (30) days after being retained, which determination will be final, binding and conclusive on the Parties and their respective Affiliates and representatives, successors and assigns.  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.04(e) shall be the exclusive mechanism for resolving disputes, if any, regarding the Aggregate Net Working Capital, if any, and neither Seller nor Purchaser shall be entitled to indemnification pursuant to Article 11 for Losses resulting or arising from the amount of the Aggregate Net Working Capital Amount or the determination of Aggregate Net Working Capital.

(f)                                   The “Final Aggregate Net Working Capital Adjustment Amount” shall be calculated by computing the Closing Day Aggregate Net Working Capital Adjustment Amount in accordance with Section 2.04(a) but substituting Final Aggregate Net Working Capital Amount for the Estimated Aggregate Net Working Capital Amount.  The “Post-Closing Aggregate Net Working Capital Adjustment Amount” shall be the amount equal to (i) the Final Aggregate Net Working Capital Adjustment Amount minus (ii) the Closing Date Aggregate Net Working Capital Adjustment Amount.  If the Post-Closing Aggregate Net Working Capital Adjustment Amount is a positive amount, then Purchaser shall pay in cash to Seller the amount of the Post-Closing Aggregate Net Working Capital Adjustment Amount.  If the Post-Closing Aggregate Net Working Capital Adjustment Amount is a negative amount, then Seller shall pay in cash to Purchaser the amount equal to the absolute value of the Post-Closing Aggregate Net Working Capital Adjustment Amount. Any such net excess or deficit payment in respect of the Final Aggregate Net Working Capital Amount will be due and payable within fifteen (15) days after the Final Aggregate Net Working Capital Amount is finally determined as provided in this Section 2.04 and will be payable by wire transfer of immediately available funds to such account or accounts as shall be specified by Purchaser or Seller, as applicable.  Any payments made pursuant to this Section 2.04(f) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

(g)                                  Following the Closing, Seller and Purchaser shall cooperate and provide each other and, if applicable the Neutral Auditor, and their respective representatives, reasonable assistance and access to such books, records and employees (including those of HoldCo and the Subsidiaries) as are reasonably requested in connection with the matters addressed in this Section 2.04.  Consistent with the foregoing, if Purchaser prepares the worksheet in accordance with Section 2.04(b), Purchaser shall, at its expense, provide or provide reasonable access (in a manner not unreasonably disruptive to its business) to Seller or the Neutral Auditor to review the books and records, documents and work papers related to the preparation of the worksheet and computation of the Final Aggregate Net Working Capital Amount and if Seller prepares the worksheet in accordance with Section 2.04(c), then Seller shall, at its expense, provide or provide reasonable access (in a manner not unreasonably disruptive to its business) to Purchaser or the Neutral Auditor to review the books and records, documents and work papers related to the preparation of the worksheet and computation of the Final Aggregate Net Working Capital Amount.  If Purchaser prepares the worksheet in accordance with Section 2.04(b), Seller and the Neutral Auditor shall be entitled to make reasonable inquiries and information requests of Purchaser regarding the worksheet setting forth the computation of the Final Aggregate Net Working Capital Amount and the calculations set forth therein and if Seller prepares the worksheet in accordance with Section 2.04(c), Purchaser and the Neutral Auditor shall be entitled to make reasonable inquiries and information requests of Seller regarding the worksheet setting forth the computation of the Final Aggregate Net Working Capital Amount and the calculations set forth therein.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the date hereof (unless specifically stated otherwise) as follows:

3.01                        Existence.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller has full power and authority to execute and deliver this Agreement and any other agreements to be executed and delivered by Seller hereunder, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to own, hold, sell and transfer the Acquired Interests.

3.02                        Authority.  All actions or proceedings necessary to authorize the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder, have been duly and validly taken.  This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.03                        No Consent.  Except as set forth on Schedule 3.03 of the Disclosure Schedules (the “Seller Consents”), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Seller of this Agreement does not require Seller to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract or Permit by which it is bound.

3.04                        No Conflicts.  The execution, delivery and performance of this Agreement by Seller does not and will not (a) conflict with, result in a breach of, or constitute a default under, Seller’s certificate of formation or operating agreement or any material Contract to which Seller, or Company Contract to which HoldCo or any Subsidiary, is a party; (b) result in the creation of any Lien upon any of the Acquired Interests or assets or properties of HoldCo or the Subsidiaries; (c) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Seller, HoldCo or the Subsidiaries or any rights or benefits are to be received by any Person, under any Contract to which Seller, HoldCo or any Subsidiary is a party; or (d) violate in any material respect any applicable Law.

3.05                        Regulatory Matters.  Except as set forth on Schedule 3.05 of the Disclosure Schedules (“Seller Approvals”), no Governmental Approval on the part of Seller, HoldCo or the Subsidiaries is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.06                        Legal Proceedings.  Except as set forth in Schedule 3.06, and except for Actions or Proceedings in respect of Environmental Laws that are governed exclusively by Section 3.16(b) there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller, HoldCo or any Subsidiary that (a) affect Seller, HoldCo or any Subsidiary or any of their assets or properties (including the Facilities) or (b) would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.  None of Seller, HoldCo or the Subsidiaries is subject to any Order which materially restricts the operation of its business or which would reasonably be expected to have a Material Adverse Effect.

3.07                        Brokers.  Except as set forth on Schedule 3.07 of the Disclosure Schedules, no Person has any claim against the Seller, HoldCo or any Subsidiary for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

3.08                        Compliance with Laws.  Neither Seller, HoldCo nor any Subsidiary is or, to the Knowledge of Seller, has been in the past three (3) years, in material violation of any material Law or Order applicable to Holdco, the Subsidiaries or the Facilities or by which any of the Acquired Interests are bound or subject. Notwithstanding the foregoing, compliance with Environmental Laws is exclusively and solely governed by Section 3.16 hereof.  None of Seller,

HoldCo nor any Subsidiary has received notice from any Governmental Authority of any material violation of any such applicable Law since the Acquisition Closing Date.

3.09                        HoldCo and the Subsidiaries.

(a)                                 HoldCo and each Subsidiary (except for Goat Wind, LP) is a limited liability company validly existing and in good standing under the Laws of the state specified as the jurisdiction of organization on Schedule 3.09(a) and each has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets.  Goat Wind, LP is a limited partnership validly existing and in good standing under the Laws of the State of Texas.  HoldCo and each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Schedule 3.09(a) of the Disclosure Schedules, which are the only jurisdictions in which the ownership, use or leasing of HoldCo’s assets or the Subsidiaries’ assets, or the conduct or nature of their business, makes such qualification, licensing or admission necessary, except in those jurisdictions where the failure to be so qualified, licensed or admitted to do business would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 All of the issued and outstanding Class B Interests of HoldCo are owned directly, beneficially and of record by Seller free and clear of all Liens, except as set forth on Schedule 3.09(b)(i). The issued and outstanding equity interests of each Subsidiary are owned directly, beneficially and of record by the party and in the amount set forth in Schedule 3.09(b)(ii) as the owner thereof (the “Owner”), which Owner is either HoldCo or another Subsidiary, except those interests that are held by the Persons who are not HoldCo or any Subsidiary, which interests are held by the parties and in such amounts as set forth in Schedule 3.09(b)(iii).  All of the issued and outstanding equity interests held by the owner of each Subsidiary and HoldCo, as applicable, are held directly free and clear of all Liens except as set forth in Schedule 3.09(b)(iv). All of the equity interests of HoldCo and each Subsidiary have been duly authorized, validly issued and are fully paid and non-assessable and have been issued in compliance with federal and state securities laws.

(c)                                  Except as set forth in Schedule 3.09(c), Seller has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the Constitutive Documents of HoldCo and each Subsidiary as in effect on the date hereof.

(d)                                 There are no and have not been any material violations or breaches by Seller, HoldCo, any Subsidiary or, to the Knowledge of Seller, any other party, to the Constitutive Documents.  None of Seller, HoldCo, any Subsidiary or, to the Knowledge of Seller, any other party, has given or received notice or other communication regarding any actual, alleged, possible or potential material violation or material breach of any Constitutive Document since the Acquisition Closing Date.

(e)                                  There are no outstanding Options issued or granted by, or binding upon, HoldCo or any Subsidiary for any Person to purchase or sell or otherwise acquire or dispose of any equity interest or other security or interest in HoldCo or any Subsidiary, other than Purchaser’s rights under this Agreement.  Except as set forth on Schedule 3.09(e), none of the Acquired Interests or the membership interests of the Subsidiaries are subject to any voting trust or voting trust agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy.

(f)                                   Except as set forth in Section 3.09(b) and as set forth on Schedule 3.09(f) of the Disclosure Schedules, neither HoldCo nor the Subsidiaries have any subsidiaries, equity interests, interests in joint ventures or general or limited partnerships or other investment or portfolio assets of a similar nature.

(g)                                  Except as set forth on Schedule 3.09(g), neither HoldCo nor the Subsidiaries conduct (i) any business other than the development, ownership, operation and management of the Facilities or (ii) any operations other than those incidental to the ownership, operation, and management of the Facilities.

(h)                                 The books and records of HoldCo and the Subsidiaries are (i) in all material respects, accurate and complete and have been maintained in accordance with good business practices and (ii) state in reasonable detail and accurately and fairly reflect the activities and transactions of HoldCo and the Subsidiaries.

(i)                                     The execution and delivery by Seller of the Assignment of Membership Interests will transfer to Purchaser good, valid and marketable title to the Acquired Interests, free and clear of all Liens, except as set forth in Schedule 3.09(i).

3.10                        No Undisclosed Liabilities.  Neither HoldCo nor the Subsidiaries has any liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for the liabilities and obligations of HoldCo or a Subsidiary (i)  incurred in the ordinary course of business consistent with past practice, (ii) that do not and are not individually or in the aggregate reasonably expected to have a Material Adverse Effect, (iii) that constitute amounts payable under the Company Contracts or (iv) as set forth in Schedule 3.10.

3.11                        Taxes.  Except as disclosed on Schedule 3.11 of the Disclosure Schedules, since (i) the Acquisition Closing Date through the Closing Date and (ii) to the Knowledge of Seller, since the date of formation of HoldCo, and each Subsidiary:

(a)                                 All federal and all other material Tax Returns required to be filed by or with respect to HoldCo or the Subsidiaries (or income attributable thereto) have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed.  Such Tax Returns are true, correct and complete in all material respects, to the extent such Tax Returns relate to HoldCo or the Subsidiaries (or income attributable thereto), and Seller, Affiliates of Seller, HoldCo and the Subsidiaries have paid, or made adequate provisions for the payment of, all Taxes, assessments and other charges due or claimed to be due (regardless of whether shown on any Tax Return) from HoldCo or the Subsidiaries or for which HoldCo, the Subsidiaries or the Purchaser could be held liable.

(b)                                 There are no (i) Actions or Proceedings currently pending or threatened in writing against HoldCo or the Subsidiaries or related to their business operations, by any Governmental Authority for the assessment or collection of Taxes, (ii) audits or other examinations of any Tax Return of HoldCo or the Subsidiaries (or income attributable thereto) in progress nor has Seller, any Affiliate of Seller, HoldCo or any Subsidiary been notified in writing of any request for examination, (iii) claims for assessment or collection of Taxes that have been asserted in writing against Seller or any Affiliate of Seller, HoldCo or any Subsidiary (or the income attributable thereto), or (iv) matters under discussion with any Governmental Authority regarding claims for assessment or collection of Taxes against HoldCo or the Subsidiaries (or income attributable thereto).  There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Tax of HoldCo or the Subsidiaries, and, except as set forth on Schedule 3.11 of the Disclosure Schedules, neither HoldCo nor any Subsidiary has requested any extensions of time within which to file any Tax Return.  There are no Liens for unpaid or delinquent Taxes, assessments or other charges or deposits with respect to the Acquired Interests, other than Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves on financial statements have been established.

(c)                                  NRG Energy, Inc. is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code.

(d)                                 Since the Acquisition Closing Date, HoldCo and the Subsidiaries have been properly classified for federal and state income Tax purposes as either partnerships or disregarded entities under Treasury Regulations Section 301.7701-2 and -3 and neither Seller nor any Affiliate of Seller has made or caused to be made any election for any Tax purposes to classify HoldCo or any of the Subsidiaries as a corporation for U.S. federal, state, or local tax purposes.  HoldCo has been classified for federal and state income Tax purposes as a partnership since November 3, 2014.

(e)                                  Neither Holdco nor any Subsidiary is a party to any Tax allocation, Tax sharing or other similar agreement, other than customary Tax indemnification or other provisions contained in any credit or other ordinary course commercial agreements the primary purpose of which does not relate to Taxes.

(f)                                   Neither Holdco nor any Subsidiary, nor Seller or any Affiliate of Seller with respect to the assets or operations of Holdco or the Subsidiaries, is or has ever entered into or been a party to any “listed transaction,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(g)                                  Neither Holdco nor any Subsidiary owns an interest in real property in any state or local jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.  Neither Holdco nor any Subsidiary is party to a lease, other than a lease that is, for federal income tax purposes, a “true” lease under which such entity owns or uses the property subject to the lease.  Neither Holdco nor any Subsidiary is a party to a lease arrangement involving a defeasance of rent, interest or principal.  None of the property owned by either Holdco or the Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Code Section 168(g)(5).

3.12                        Employees.  Neither HoldCo nor any Subsidiary has, nor has ever had, any employees or any liability, actual or contingent, with respect to any Employee Plan.

3.13                        The Company Contracts.  (a)                                 Schedule 3.13(a) of the Disclosure Schedules contains a true, correct and complete list of all material Contracts and amendments, modifications and supplements thereto, to which HoldCo or any Subsidiary is a party or by which HoldCo, any Subsidiary or any of their assets or properties are bound (collectively, the “Company Contracts”), which includes:

(i)                                     all Contracts for the purchase, exchange or sale of electric power, capacity, or ancillary services;

(ii)                                  all Contracts for the transmission of electric power;

(iii)                               all interconnection Contracts for electricity;

(iv)                              all Contracts with Seller or any Affiliate of Seller;

(v)                                 all Contracts relating to the Acquired Interests or membership interests of HoldCo or the Subsidiaries; and

(vi)                              all Contracts to which HoldCo or any Subsidiary is a party which provide for payments by or to HoldCo or any Subsidiary in excess of $250,000 for each individual Contract or $500,000 in the aggregate for all such Contracts.

(b)                                 Except as disclosed in Section XIV of Schedule 3.13(a) of the Disclosure Schedules, Seller has provided Purchaser with, or access to, true, correct and complete copies of all the Company Contracts and all amendments, modifications and supplements thereto. Each Company Contract constitutes the legal, valid, binding and enforceable obligation of HoldCo or the Subsidiary party thereto and to the Knowledge of Seller, the other parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Each Company Contract is in full force and effect, except to the extent such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Except as disclosed on Schedule 3.13(c) of the Disclosure Schedules, neither HoldCo nor any Subsidiary or, to the Knowledge of Seller, the other parties thereto, is in material violation or breach of or default under any Company Contract to which it is a party.

(d)                                 None of Seller, HoldCo or any Subsidiary has given or received notice or other communication regarding any actual, alleged, possible or potential material violation or material breach with respect to any material provision of, or any material default under, or intent to cancel or terminate, any Company Contract since the Acquisition Closing Date.

3.14                        Real Property.

(a)                                 The Title Policies list all Real Property Rights of HoldCo and the Subsidiaries in the land described therein and appurtenances thereto (collectively, the “Land”).

The Land is free and clear of all Liens except (x) for Permitted Liens and (y) as disclosed in the Title Policies.

(b)                                 Except as set forth in the Title Policies, neither HoldCo nor any Subsidiary has entered into any assignment, lease, license, sublease, easement or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of the Land.

(c)                                  Except as set forth in the Title Policies, neither HoldCo nor any Subsidiary has caused or suffered to exist any easement, right-of-way, covenant, condition, restriction, reservation, license, agreement or other similar matter that would materially interfere with the operation of any Facility or the business of HoldCo or the Subsidiaries.

(d)                                 The Real Property Rights are all the real property rights necessary for HoldCo and the Subsidiaries to operate the Facilities in the manner in which they are currently being operated.

(e)                                  The Facilities currently have access to and receive service from all utilities necessary to operate the Facilities in the manner in which they are currently being operated.

(f)                                   None of Seller, HoldCo or any Subsidiary has received any written notice of (i) condemnation, eminent domain or similar governmental proceeding materially affecting, individually or in the aggregate, any Facility or (ii) zoning, ordinance, building, fire, health, or safety code violations materially affecting, individually or in the aggregate, any Facility.

3.15                        Title Policy.  Seller has provided to Purchaser a true and correct copy of all title policies set forth on Schedule 3.15 (the “Title Policies”).  The Real Property Rights described in the Title Policies are subject only to (a) Permitted Liens, (b) matters disclosed in the Title Policies and (c) matters consented to in writing by Purchaser.

3.16                        Environmental.(a)                                             Except as set forth on Schedule 3.16(a) of the Disclosure Schedules, HoldCo and the Subsidiaries are in compliance with all Environmental Laws, except to the extent that any such material non-compliance would not reasonably be expected to have a Material Adverse Effect.  There is no material violation of any Environmental Law or other material liability arising under any Environmental Law with respect to the Land or the business of HoldCo or the Subsidiaries.

(b)                                 There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller, HoldCo or any Subsidiary relating to any material violation of Environmental Law.  Since the Acquisition Closing Date, none of Seller, HoldCo, or the Subsidiaries has received notice from any Governmental Authority of any material violation of any Environmental Law and to the Knowledge of Seller, none of Seller, HoldCo or the Subsidiaries has received notice from any Governmental Authority of any material violation of any Environmental Law in the last three (3) years.

(c)                                  Schedule 3.16(c) of the Disclosure Schedules sets forth all material Permits required pursuant to any Environmental Law to be acquired or held by Seller, HoldCo or the Subsidiaries for the ownership, use or operation of the Land or the business of HoldCo and the Subsidiaries as currently conducted.  Except as set forth in Schedule 3.16(c) of the Disclosure

Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of HoldCo or the respective Subsidiary.

(d)                                 To the Knowledge of Seller, there has been no release of Hazardous Substances at or from any Facility in violation of Environmental Laws or Permits required by or issued pursuant to any Environmental Law for the ownership, use or operation of the Land or the business of HoldCo and the Subsidiaries as currently conducted that would be reasonably expected to trigger any obligation of Seller, HoldCo or the Subsidiaries under Environmental Laws to report, investigate, remove or remediate such release.

(e)                                  Seller has made available to Purchaser all material environmental reports, assessments and documents that are in the possession of Seller, HoldCo or the Subsidiaries and that relate to actual or potential material liabilities or obligations under Environmental Laws with respect to the Facilities.

3.17                        Permits.(a)                                      Schedule 3.17(a) of the Disclosure Schedules sets forth all material Permits required pursuant to any Law to be acquired or held by Seller, HoldCo or the Subsidiaries in connection with the ownership, development, or operation of the Facilities, except for those required by the Environmental Laws, which are exclusively and solely governed by Section 3.16 hereof.  Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of HoldCo or a Subsidiary.

(b)                                 Except as set forth on Schedule 3.17(b) of the Disclosure Schedules, and as relates to compliance with Environmental Laws which is exclusively and solely governed by Section 3.16 hereof, HoldCo and the Subsidiaries have all material Permits required by applicable Law to own, operate and maintain the Facilities as currently contemplated.

(c)                                  Except as set forth on Schedule 3.17(c) of the Disclosure Schedules, and except as relates to compliance with Environmental Laws which is exclusively and solely governed by Section 3.16 hereof, Seller, HoldCo and the Subsidiaries are in material compliance with each such Permit, and in compliance with the FPA and PUHCA, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and have received no written notice of violation or noncompliance from any Governmental Authority or any written notice or claim asserting or alleging that any such Permit (i) is not in full force and effect, or (ii) is subject to any legal proceeding or unsatisfied condition.

(d)                                 There are no proceedings pending or, to the Knowledge of Seller, threatened which would reasonably be expected to result in the modification, revocation or termination of any material Permit set forth in Schedule 3.17(a).

3.18                        Affiliate Transactions.  Except as disclosed on Schedule 3.18 of the Disclosure Schedules or under the Company Contracts, and except for this Agreement, there are no existing or pending transactions, Contracts or Liabilities between or among HoldCo or the Subsidiaries on the one hand, and Seller or any of Seller’s Affiliates on the other hand.

3.19                        Intellectual Property.(a)                To the Knowledge of Seller, except as set forth in Schedule 3.19 of the Disclosure Schedules, there is not now and has not been during the past three (3) years any infringement or misappropriation by Seller of any valid patent, trademark, trade name, servicemark, copyright, trade secret or similar intellectual property which relates to the Acquired Interests or the assets of HoldCo or the Subsidiaries and which is owned by any third party, and there is not now any existing or, to the Knowledge of Seller, threatened claim against Seller of infringement or misappropriation of any patent, trademark, trade name, servicemark, copyright trade secret or similar intellectual property which directly relates to the Acquired Interests or the assets of HoldCo or the Subsidiaries and which is owned by any third party and which, in each case, would reasonably be expected to have a Material Adverse Effect.

(b)                                 Subject to the Trademark and License Agreement, each of HoldCo and the Subsidiaries owns or has the valid right to use pursuant to license, sublicense, agreement or permission, in each case free and clear of all Liens other than Permitted Liens, any intellectual property necessary for it to conduct its business as currently conducted, other than such intellectual property the absence of which ownership or the right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  There is no pending or, to the Knowledge of Seller, threatened claim by Seller against others for infringement or misappropriation of any trademark, trade name, servicemark, copyright, trade secret or similar intellectual property owned by Seller and which is utilized in the conduct of the business of HoldCo or the Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

3.20                        Insurance.  Schedule 3.20 of the Disclosure Schedules contains a true, correct and complete list of all insurance policies as of the date of this Agreement that insure the assets and properties and business of HoldCo or the Subsidiaries or affect or relate to the ownership of any of the assets and properties HoldCo or the Subsidiaries.  Seller has delivered to Purchaser detailed summaries of all the insurance policies set forth on Schedule 3.20 of the Disclosure Schedules, all of which are in full force and effect.  None of Seller, HoldCo or the Subsidiaries has received any notice with respect to the assets and properties and business of HoldCo or the Subsidiaries from any insurer under any insurance policy applicable to the assets and properties and business of HoldCo or the Subsidiaries disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy since the Acquisition Closing Date.  All premiums due and payable under all such policies have been paid and the terms of such policies have been complied with by Seller, HoldCo and the Subsidiaries, as applicable, in all material respects.  The insurance maintained by or on behalf of HoldCo or the Subsidiaries is adequate to comply with all applicable Laws and Company Contracts.  Except as set forth on Schedule 3.20 of the Disclosure Schedules, there are no pending insurance claims.  Seller expects insurance coverage for property damage and business interruption for the Facilities as described in the property and casualty policies listed on Schedule 3.20 to continue in all material respects after the Closing.  Furthermore, at the expiration of such policies, Seller expects the aforementioned policies to be renewed with terms substantially identical to those described in the policies above.

3.21                        Financial Statements.  Seller has previously delivered to Purchaser true, correct and complete copies of the audited financial statements of each Subsidiary (including balance sheets, income statements and statements of cash flows) on a consolidated basis as of and for the year ended December 31, 2014 (the “Financial Statements” and the date of the latest balance sheet, June 30, 2015, the “Balance Sheet Date”).  The Financial Statements (i) fairly present, in all material respects, the consolidated financial position and consolidated results of operations of the Subsidiaries, as of the respective dates set forth therein, (ii) have been prepared all in conformity with Seller’s GAAP consistently applied during the period(s) involved except as otherwise noted therein, subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount, and (iii) have been prepared from the books and records of the Subsidiaries.

3.22                        Absence of Changes.  Neither HoldCo nor any Subsidiary has engaged in any business unrelated to the development, financing, ownership operation and maintenance of the Facilities. Except as set forth on Schedule 3.22, since the Balance Sheet Date (except as otherwise indicated in subparagraph (g) below) until the date of this Agreement, there has not been:

(a)                                 any repurchase, redemption or other acquisition of any equity interests of HoldCo or the Subsidiaries or any interests convertible into equity interests of HoldCo or the Subsidiaries or any other change in the capitalization or ownership of HoldCo or the Subsidiaries;

(b)                                 any merger of HoldCo or any Subsidiary into or with any other Person, consolidation of HoldCo or any Subsidiary with any other Person or acquisition by HoldCo or any Subsidiary of all or substantially all of the business or assets of any Person;

(c)                                  any action by HoldCo or any Subsidiary or any commitment entered into by any member of HoldCo or any Subsidiary with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

(d)                                 any material change in accounting policies or practices (including any change in depreciation or amortization policies) of HoldCo or any Subsidiary, except as required under GAAP;

(e)                                  any sale, lease (as lessor), transfer or other disposal of (including any transfers to any of its Affiliates), or mortgage or pledge, or imposition of any Lien on, any of its assets or properties, or interests therein, other than (x) inventory and personal property sold or otherwise disposed of in the ordinary course of business, and (y) Permitted Liens;

(f)                                   any creation, incurrence, assumption or guarantee, or agreement to create, incur, assume or guarantee any Indebtedness for borrowed money or entry into any “keep well” or other agreement to maintain the financial condition of another Person into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13); or

(g)                                  any event, circumstance, condition or change relating or with respect to HoldCo or any Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since the Acquisition Closing Date.

3.23                        Sufficiency of Assets; Tangible Personal Property.

(a)                                 HoldCo and the Subsidiaries own, lease, license or contract all of the assets that are necessary to operate the Facilities and conduct the business of HoldCo and the Subsidiaries as presently conducted.

(b)                                 HoldCo and the Subsidiaries have good title to all of their tangible personal property, free and clear of all Liens, except for Permitted Liens.

(c)                                  Except as set forth on Schedule 3.23 of the Disclosure Schedules as such schedule will be updated prior to the Closing Date pursuant to Section 5.09 hereof, all material items of equipment owned, leased or used by HoldCo or the Subsidiaries in the business of HoldCo and the Subsidiaries are suitable for the purposes for which they are employed, are in customary operating condition and repair, subject to ordinary wear and tear, and have been maintained by HoldCo and the Subsidiaries in accordance with good industry practice.

3.24                        Bank Accounts.  Schedule 3.24 of the Disclosure Schedules sets forth the names and locations of banks, trust companies and other financial institutions at which HoldCo or the Subsidiaries maintain bank accounts or safe deposit boxes, in each case listing the type of account, the account number, and the names of all Persons authorized to draw thereupon or who have access thereto and lists the locations of all safe deposit boxes used by HoldCo or the Subsidiaries.

3.25                        Regulatory Status.

(a)                                 The Subsidiaries identified on Schedule 3.25 as qualifying facilities (the “QF Subsidiaries”) are each a “qualifying facility” under 18 C.F.R. §292.203(a).  Each of the QF Subsidiaries, except for Elkhorn Ridge Wind, LLC, (i) is not subject to rate regulation under Sections 205 and 206 of the FPA pursuant to 18 C.F.R. §292.601(c), and (ii) has the other exemptions from regulation set forth in 18 C.F.R. 292.602(b) and (c).  The QF Subsidiaries have no tariff or rate schedule on file with FERC and, and, except for such tariffs and rate schedules as may be filed before Closing, are not required to have any tariffs or rate schedules on file with FERC.

(b)                                 The Subsidiaries identified on Schedule 3.25 as exempt wholesale generators (the “EWG Subsidiaries”) are each “exempt wholesale generators” under 18 C.F.R. §366.7.  Elkhorn Ridge Wind, LLC and the EWG Subsidiaries, except for Elbow Creek Wind Project, LLC, Goat Wind, LP and Spanish Fork Wind Park 2, LLC (collectively, the “MBR Subsidiaries”) each has FERC authorization to sell energy, capacity and ancillary services at market-based rates pursuant to Section 205 of the FPA, has blanket authorization from FERC under Section 204 of the FPA to issue securities and assume liabilities, and has all other blanket authorizations and waivers from FERC that are customarily granted by FERC to entities with market-based rate authorization.  Except for their respective market-based rate tariffs and the co-tenancy agreement that is a FERC rate schedule of Wildorado Wind, LLC, the MBR Subsidiaries have no other tariff or rate schedule on file with FERC and are not required to have any other tariffs or rate schedules on file with FERC.  Elbow Creek Wind Project, LLC, Goat Wind, LP and Spanish Fork Wind Park 2, LLC have no tariff or rate schedule on file with FERC and are not required to have any tariffs or rate schedules on file with FERC.

(c)                                  The Subsidiaries identified on Schedule 3.25 as holding companies (the “Holding Company Subsidiaries”) are each a “holding company” as defined in PUHCA solely because of their direct or indirect ownership of the QF Subsidiaries and the EWG Subsidiaries and, as such, each is exempt from regulation under PUHCA as set forth in 18 C.F.R. § 366.3(a).

3.26                        Support Obligations.  Schedule 3.26 sets forth a true and complete list of all of the Support Obligations.

3.27                        Disclosures.  To the Knowledge of Seller, no representation or warranty by Seller contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller, HoldCo or the Subsidiaries contains, or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

3.28                        Projections.  Seller has prepared the financial projections for HoldCo and the Subsidiaries, including levered and unlevered pre-tax and after-tax cash flows reflecting the anticipated cash tax treatment of such cash flows under Purchaser’s ownership (the “Projections”) in good faith, and has developed the assumptions on which such Projections are based.  The Projections (i) are based on reasonable assumptions, and (ii) are consistent in all material respects with Seller’s budget for the Facilities and with the provisions of the Company Contracts relied upon or taken into account in developing such Projections.

3.29                        No Other Warranties.  EXCEPT FOR THE WARRANTIES SET FORTH HEREIN, THE ACQUIRED INTERESTS ARE BEING SOLD HEREUNDER ON AN “AS IS,” “WHERE IS” BASIS.  THE WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, WRITTEN OR ORAL, EXPRESS OR IMPLIED; SELLER PROVIDES NO OTHER WARRANTIES WITH RESPECT TO THE ACQUIRED INTERESTS, HOLDCO, THE SUBSIDIARIES, THE ASSETS OF HOLDCO OR THE ASSETS OF THE SUBSIDIARIES, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTIONS, FORECASTS OR FORWARD LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO HOLDCO, THE SUBSIDIARIES, THE ASSETS OF HOLDCO, THE ASSETS OF THE SUBSIDIARIES OR THE ACQUIRED INTERESTS.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof (unless specifically stated otherwise) as follows:

4.01                        Existence.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser has full power and authority to execute and deliver this Agreement and each other agreement required to be executed by it pursuant to the terms hereof, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and properties and to carry on its business as currently conducted.

4.02                        Authority.  All actions or proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly taken.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.03                        No Consent.  Except as set forth on Schedule 4.03 of the Disclosure Schedules and FERC blanket FPA Section 203(a)(2) approval pursuant to 18 C.F.R. §33(c)(8) (the “Purchaser Consents”), and except as would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, or would not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Purchaser of this Agreement does not require Purchaser to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract by which it is bound.

4.04                        No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser does not and will not (a) conflict with, result in a breach of, or constitute a default under, Purchaser’s certificate of incorporation or operating agreement, or any material Contract to which Purchaser is a party; (b) result in the creation of any Lien upon any of the assets or properties of Purchaser or (c) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Purchaser, or any rights or benefits are to be received by any Person, under any material Contract to which Purchaser is a party.

4.05                        Permits and Filings.  Except as disclosed on Schedule 4.05 of the Disclosure Schedules, no Permit on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or thereby or any borrowing or other action by Purchaser or any of its Affiliates in connection with obtaining or maintaining sufficient financing to provide the payment of the Purchase Price.

4.06                        Legal Proceedings.  There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened as of the date of this Agreement against Purchaser that affects Purchaser or any of its assets or properties which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.07                        Purchase for Investment.  Purchaser (a) is acquiring the Acquired Interests for its own account and not with a view to distribution, (b) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, (c) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof, and (d) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Acquired Interests may be resold without registration under such laws only in certain limited circumstances.  Purchaser agrees that it will not sell, convey, transfer or dispose of the Acquired Interests, unless such transaction is made pursuant to an effective registration statement under applicable federal and state securities laws or an exemption from registration requirements of such securities laws.

4.08                        Brokers.  Except as set forth on Schedule 4.08, no Person has any claim against Purchaser for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

4.09                        Governmental Approvals.  Except as set forth on Schedule 4.09 of the Disclosure Schedules (“Purchaser Approvals”) or which have already been obtained, no Governmental Approval on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.10                        Compliance with Laws.  Purchaser is not in material violation of any Law except where any such material violation would not in the aggregate reasonably be expected to have a Material Adverse Effect.

4.11                        Due Diligence.  Purchaser, or its Representatives, have had the opportunity to conduct all such due diligence investigations of the Acquired Interests, HoldCo, the Subsidiaries and the Facilities as they deemed necessary or advisable in connection with entering into this Agreement and the related documents and the transactions contemplated hereby and thereby.  PURCHASER HAS RELIED SOLELY ON ITS INDEPENDENT INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE 3 IN MAKING ITS DECISION TO ACQUIRE THE ACQUIRED INTERESTS AND HAS NOT RELIED ON ANY OTHER STATEMENTS OR ADVICE FROM SELLER OR ITS REPRESENTATIVES.

ARTICLE 5
COVENANTS OF SELLER

Seller covenants and agrees with Purchaser that Seller will comply with all covenants and provisions of this Article 5, except to the extent Purchaser may otherwise consent in writing.

5.01                        Regulatory and Other Permits.(a)              Seller shall or shall cause HoldCo and each Subsidiary to, as promptly as practicable, use commercially reasonable efforts to make all filings with all Governmental Authorities and other Persons required by Seller or its Affiliates to consummate the transactions contemplated hereby and shall use commercially reasonable efforts to obtain as promptly as practicable all Permits and all consents, approvals or actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby, including the Seller Approvals and Seller Consents.  Seller shall promptly provide Purchaser with a copy of any filing, order or other document delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals, or actions of Governmental Authorities and other Persons.  Seller shall provide a status report to Purchaser upon the reasonable request of Purchaser.  Seller shall use commercially reasonable efforts not to cause its Representatives, or HoldCo, the Subsidiaries or other Affiliates of Seller or any of their respective Representatives, to take any action which would reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby.  Seller shall bear its own costs and legal fees contemplated by this Section 5.01.

5.02                        Access to Information.  During the Interim Period, Seller shall at all reasonable times and upon reasonable prior notice during regular business hours make the properties, assets, books and records pertaining to HoldCo and each Subsidiary, the Acquired Interests or the Facilities reasonably available for examination, inspection and review by Purchaser and its Representatives; provided, however, Purchaser’s inspections and examinations shall not unreasonably disrupt the normal operations of Seller, HoldCo, the Subsidiaries or the Facilities and shall be at Purchaser’s sole cost and expense; and provided, further, that neither Purchaser, nor any of its Affiliates or representatives, shall conduct any intrusive environmental site assessment or activities with respect to HoldCo, the Subsidiaries or their properties without the prior written consent of Seller.

5.03                        Notification of Certain Matters.

(a)                                 Seller shall promptly notify Purchaser in writing of any changes or additions to any of the Schedules of which it has Knowledge that may be necessary to correct any matter that would otherwise constitute a breach of any representation or warranty of Seller in Article 3 such that the closing condition in Section 7.01 cannot be satisfied.

(b)                                 The Parties shall, prior to Closing, execute a side letter addressing each inaccuracy or breach identified pursuant to paragraph (a) above and the Parties agreed action in response to each respective breach (the “Section 5.03 Side Letter”).

(c)                                  No updates made pursuant to this Section 5.03 shall be deemed to cure any inaccuracy or breach of any representation or warranty made in this Agreement as of the Effective Date or for purposes of Section 7.01 unless Purchaser (in its sole discretion) specifically agrees to this in writing in the Section 5.03 Side Letter, subject to the terms and conditions agreed therein.

5.04                        Conduct of Business.(a)              During the Interim Period, Seller shall cause HoldCo and each Subsidiary to operate and carry on its business in the ordinary course and substantially as operated prior to the date of this Agreement.  Without limiting the foregoing, Seller shall cause HoldCo and each Subsidiary to perform in all material respects the Company Contracts to which HoldCo or such Subsidiary is a party and use commercially reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, lenders, Governmental Authorities, licensors, customers, distributors and others having business relations with HoldCo or the Subsidiaries.

(b)                                 Without limiting Section 5.04(a), except as set forth on Schedule 5.04(b) of the Disclosure Schedules or except with the express written approval of Purchaser (other than with respect to subparagraph (b)(xviii)), such approval not to be unreasonably withheld, during the Interim Period, Seller shall cause HoldCo and each Subsidiary not to:

(i)                                     transfer any of the Acquired Interests to any Person or create or suffer to exist any Lien upon the Acquired Interests;

(ii)                                  issue, grant, deliver or sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, any of its equity securities (other than the sale and delivery of the Acquired Interests pursuant to this Agreement), options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, obligating it to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of its equity securities;

(iii)                               declare, set aside or pay any dividends on or make any other distributions in respect of the Acquired Interests, or combine, split or reclassify any of the Acquired Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the Acquired Interests;

(iv)                              take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of business or operations;

(v)                                 open or establish any new accounts with financial institutions;

(vi)                              make any material change in its business or operations, except such changes as may be required to comply with any applicable Law;

(vii)                           make any material capital expenditures (or enter into any Contracts in respect of material capital expenditures) other than as contemplated by the Company Contracts;

(viii)                        merge HoldCo or any Subsidiary into or with any other Person or consolidate of HoldCo or any Subsidiary with any other Person;

(ix)                              enter into any Contract for the purchase of real property or any interests therein;

(x)                                 acquire, or enter into any Contract for any acquisitions (by merger, consolidation, or acquisition of stock or assets or any other business combination), of any Person or business or any division thereof;

(xi)                              sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of its assets or properties, other than (x) inventory and personal property sold or otherwise disposed of in the ordinary course of business, and (y) Permitted Liens;

(xii)                           create, incur, assume or guarantee, or agree to create, incur, assume or guarantee any Indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain the financial condition of another Person into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13);

(xiii)                        make any loans or advances to any Person, except in the ordinary course of business consistent with past practice;

(xiv)                       enter into, amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Company Contract other than any amendment, modification or waiver which is not material to such Company Contract and is otherwise in the ordinary course of business;

(xv)                          enter into or adversely amend, modify or waive any rights under, in each case, in any material respect, any material Contract (or series of related Contracts) with Seller or any Affiliate of the Seller other than the entry into or amendment, modification, or waiver of any such Contracts on an arms’ length basis which are not in the aggregate materially adverse to the business of HoldCo or any Subsidiary;

(xvi)                       make any material change in accounting policies or practices (including any change in depreciation or amortization policies) of HoldCo or any Subsidiary, except as required under Seller’s GAAP or revalue any of the HoldCo’s or any Subsidiary’s assets;

(xvii)                    make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return with respect to any material Taxes, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to HoldCo or the Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any material Tax;

(xviii)                 submit a self-report or mitigation plan to FERC, NERC or the applicable Regional Entity in connection with the violation or possible violation of an applicable NERC reliability standard without first notifying Purchaser and providing information regarding the violation or possible violation;

(xix)                       pay, discharge, settle or satisfy any claims, liabilities or obligations prior to the same being due in excess of $50,000 in the aggregate;

(xx)                          hire any employees or adopt any Employee Benefit Plans;

(xxi)                       enter into any joint venture;

(xxii)                    fail to maintain insurance coverage substantially equivalent to its insurance coverage as in effect on the date hereof; or

(xxiii)                 agree to enter into any Contract or otherwise make any commitment to do any of the foregoing in this Section 5.04.

Notwithstanding the foregoing, Seller may permit HoldCo and any of the Subsidiaries to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Purchaser of any such actions taken outside the ordinary course of business.

5.05                        Insurance.(a)                        Following the Closing, Seller shall use commercially reasonable efforts to assist Purchaser in asserting claims with respect to the activities and ownership of HoldCo and the Subsidiaries covered under insurance policies of Seller, HoldCo or the Subsidiaries (as the case may be) arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Closing.  All recoveries in respect of such claims under any property insurance policies shall be for the account of Purchaser.

(b)                                 Seller shall not, and during the Interim Period, shall cause HoldCo and the Subsidiaries to not, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any insurance policies under which Purchaser has rights to assert or continue to prosecute claims pursuant to Section 5.05(a) in a manner that would adversely affect any such rights of Purchaser; provided, however, that Purchaser shall pay or reimburse Seller for all costs and expenses of complying with this Section 5.05(b).

5.06                        Casualty Loss.  If any Facility, or any portion thereof, is damaged or destroyed by casualty loss or as a result of any fact, event or circumstance which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a “Casualty Loss”) after the date hereof and prior to the satisfaction of all the closing conditions (the “Satisfaction Date”) of the Parties, and the cost of restoring such damaged or destroyed Facility to a condition reasonably comparable to its prior condition (net of and after giving effect to any insurance proceeds received by HoldCo or the Subsidiaries for such restoration) (such cost as estimated by a qualified firm reasonably acceptable to Purchaser and Seller and selected by Purchaser and Seller in good faith and promptly after the date of the event giving rise to the Casualty Loss, the “Restoration Cost”) does not exceed ten percent (10%) of the Base Purchase Price, Purchaser shall reduce the amount of the Base Purchase Price (as adjusted pursuant to Section 2.04) by the amount of the Restoration Cost and, subject to the prior written consent of the Seller, such Casualty Loss shall not affect the Closing; provided, however, that if Seller does not provide such written consent within thirty (30) days after the date the Restoration Cost is provided to the Parties, then Purchaser may, in its sole discretion, terminate this Agreement by providing written notice thereof to the Seller.  If the Restoration Cost is in excess of ten percent (10%) of the Base Purchase Price, Purchaser may, by notice to Seller at any time prior to or within thirty (30) days after the date such Restoration Cost is provided to Purchaser elect to either: (i) subject to Seller’s prior written consent, reduce the Base Purchase Price by the Restoration Cost; or (ii) in its sole discretion, terminate this Agreement, in the latter case by providing written notice to Seller.  To the extent Purchaser elects and Seller consents to reduce the amount of the Base Purchase Price pursuant to this Section 5.06, Purchaser will, at Seller’s election: (a) assign to Seller any rights to any contribution available under any rights to insurance claims or recoveries available under insurance policies covering such Facility; or (b) at Seller’s sole cost and expense, use commercially reasonable efforts to pursue such available contribution, claims or recoveries on

Seller’s behalf for the benefit of Seller, in either case only up to the amount of such reduction in the Base Purchase Price.  During the period between the Satisfaction Date and the Closing, Seller shall consult with Purchaser in respect of remediating the Casualty Loss, including promptly commencing the restoration work with respect to such Casualty Loss and promptly filing claims with insurance companies under applicable insurance policies in respect of such Casualty Loss. To the extent Seller, HoldCo or any Subsidiary has made any actual capital expenditures in respect of the Restoration Cost, the amounts of such actual capital expenditures, up to the amount equal to the Restoration Cost by which the Base Purchase Price (as adjusted pursuant to Section 2.04) was reduced in accordance with this Section 5.06, shall be added to the Base Purchase Price (as adjusted pursuant to Section 2.04).

5.07                        Seller Parent Guaranty.  Seller shall concurrently with the execution and delivery of this Agreement, cause to be executed and delivered to Purchaser the Seller Parent Guaranty.

5.08                        Fulfillment of Conditions.  Seller (a) shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and (b) shall not, and shall not permit HoldCo, the Subsidiaries or any of its other Affiliates to, take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition.

5.09                        Equipment Schedule Updating. During the Interim Period, Seller shall update Schedule 3.23 such that as of the Closing, Schedule 3.23 lists all exceptions to the representation made by Seller in Section 3.23.

5.10                        Further Assurances.  During the Interim Period, Seller shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining any third-party consents and all Governmental Approvals required to be obtained by Seller.  During the Interim Period, Seller shall cooperate with Purchaser and provide any information regarding Seller necessary to assist Purchaser in making any filings or applications required to be made with any Governmental Authority.  Notwithstanding anything to the contrary contained in this Section 5.10, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 5.10 shall not apply.

ARTICLE 6
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that Purchaser will comply with all covenants and provisions of this Article 6, except to the extent Seller may otherwise consent in writing.

6.01                        Regulatory and Other Permits.  Purchaser shall, as promptly as practicable, use commercially reasonable efforts to make all filings with all Governmental Authorities and other Persons required by Purchaser or its Affiliates to consummate the transactions contemplated hereby and shall use commercially reasonable efforts to obtain, as promptly as practicable, all

Permits and all consents, approvals or actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.  Purchaser shall promptly provide Seller with a copy of any material filing, order or other document delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals, or actions of Governmental Authorities and other Persons.  Purchaser shall provide a status report to Seller upon the reasonable request of Seller.  Purchaser shall use commercially reasonable efforts not to cause its Representatives or Affiliates to take any action which would reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby.  Purchaser shall bear its own costs and legal fees contemplated by this Section 6.01.

6.02                        Fulfillment of Conditions.  Purchaser (a) shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement, and (b) shall not, and shall not permit any of its Affiliates to, take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition.

6.03                        Further Assurances.  During the Interim Period, Purchaser shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining any third-party consents and all Governmental Approvals required to be obtained by Purchaser.  During the Interim Period, Purchaser shall cooperate with Seller and provide any information regarding Purchaser necessary to assist Seller in making any filings or applications required to be made with any Governmental Authority.  Notwithstanding anything to the contrary contained in this Section 6.03, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 6.03 shall not apply.

6.04                        Support Obligations.  Purchaser acknowledges that Seller and certain Affiliates have provided certain credit support pursuant to the support obligations and related agreements described on Schedule 3.26 (the “Support Obligations”).  During the Interim Period, Purchaser shall use commercially reasonable efforts to negotiate a replacement of such Support Obligations with the beneficiaries thereof and to effect the complete and unconditional release of all other Support Obligations in a manner reasonably satisfactory to Purchaser, Seller and the beneficiaries thereof, including by means of a letter of credit, escrow, posting a bond or cash deposit, or other arrangements.  Seller agrees that if, following the Closing, such replaced Support Obligations are drawn on or payment is demanded thereunder, Seller will indemnify and hold harmless Purchaser and its Affiliates (as applicable) for its pro rata percentage of any such draw or demand for payment under any Support Obligation in proportion to Seller’s share of Class B Interests.  To the extent that Purchaser cannot cause the release, termination and replacement of any Support Obligations, Purchaser shall (i) indemnify and hold harmless Seller and its Affiliates (as applicable) from and against 75% of any and all Losses that may be suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any such Support Obligation being in effect on or after the Closing Date (including as a result of any draw or demand for or making of any payment by

Seller or any such Affiliate of Seller under any Support Obligation) with respect to the full extent of such Support Obligation and (ii) diligently continue to seek the release, termination and replacement of such Support Obligation; provided that Purchaser’s indemnification obligations under clause (i) shall not affect Seller’s indemnification obligations under Section 11.01.

6.05                        Purchaser Parent Sponsor Guaranty.  Purchaser shall as of the Closing Date cause to be executed and delivered the Purchaser Parent Sponsor Guaranty.

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Acquired Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

7.01                        Bring-Down of Seller’s Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

7.02                        Performance at Closing.  Seller shall have performed all agreements, covenants and obligations required by Article 2 of this Agreement to be so performed by Seller at the Closing.

7.03                        Litigation.  No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

7.04                        Assignment of Membership Interests; Joinder.  The Assignment of Membership Interests and the Joinder shall each have been fully executed and delivered to Purchaser.

7.05                        Approvals and Consents.  All Seller Approvals and Seller Consents shall have been obtained and shall be in full force and effect.

7.06                        Officers’ Certificates.  Seller shall have delivered to Purchaser (a) a certificate, dated the Closing Date and executed by an authorized officer or board member of Seller substantially in the form and to the effect of Exhibit D; and (b) a certificate, dated the Closing Date and executed by the Secretary of Seller substantially in the form and to the effect of Exhibit E.

7.07                        FIRPTA Certificate.  Seller shall have caused to be delivered a certificate, dated as of the Closing Date and substantially in the form and to the effect of Exhibit F, which satisfies the requirements set forth in Treasury Regulation Section 1.1445-2, attesting that NRG Energy, Inc. is not a “foreign person” for U.S. federal income tax purposes.

7.08                        Independent Engineer Reliance Letter.  Purchaser shall have received a reliance letter addressed to the Purchaser in form and substance reasonably acceptable to the Purchaser with respect to the Independent Engineer Report.

7.09                        Power Purchase Agreements.  Elbow Creek Wind Project, LLC and Goat Wind, LP shall have entered into power purchase or hedge agreements for all of the electric energy generated by the Project owned by such Project Company on terms reasonably acceptable to Seller and Purchaser.

7.10                        Equipment Schedule Updating.  No update to Schedule 3.23 provided in accordance with Section 5.09 would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder to sell the Acquired Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller, in its sole discretion).

8.01                        Bring-Down of Purchaser’s Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

8.02                        Performance at Closing.  Purchaser shall have performed all agreements, covenants and obligations required by Article 2 of this Agreement to be so performed by Purchaser at the Closing.

8.03                        Approvals and Consents.  All Purchaser Approvals and Purchaser Consents required for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

8.04                        Litigation.  No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

8.05                        Assignment of Membership Interests; Joinder.  The Assignment of Membership Interests and the Joinder shall each have been fully executed and delivered to Seller.

8.06                        Certificates.  Purchaser shall have delivered to Seller:  (a) a certificate, dated the Closing Date and executed by an authorized officer or board member of the Purchaser substantially in the form and to the effect of Exhibit G, and (b) a certificate, dated the Closing Date and executed by the Secretary of Purchaser substantially in the form and to the effect of Exhibit H.

8.07                        Purchaser Parent Sponsor Guaranty.  Purchaser shall have delivered the Purchaser Parent Sponsor Guaranty executed by an authorized officer of Purchaser Parent in the form attached hereto as Exhibit I.

ARTICLE 9
TAX MATTERS

9.01                        Certain Taxes.(a)  For federal and applicable state income tax purposes, items of income, gain, loss, and deduction will be allocated between Purchaser and Seller with respect to the Acquired Interests in the manner set forth in Code Section 706 and the Treasury Regulations thereunder, using an interim closing of the books.

(b)                                 Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns of HoldCo and the Subsidiaries, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Article 9, and in resolving all disputes and audits with respect to such Returns.

(c)                                  All sales, use transfer, controlling interest transfer, recording, stock transfer, real property transfer, value-added and other similar Taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the consummation of the transactions contemplated by this Agreement shall be shared equally by Purchaser and Seller. Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other Party at least ten (10) business days prior to the date such Tax Returns are due to be filed.

9.02                        Section 754 Elections.  HoldCo and each Subsidiary that is a partnership for U.S. federal and state income tax purposes shall make an election under Code Section 754 for its taxable year that includes the Closing Date.

ARTICLE 10
SURVIVAL

10.01                 Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants, agreements and obligations of Seller and Purchaser contained in this Agreement are material, were relied on by such Parties, and will survive the Closing Date as provided in Section 11.03.

ARTICLE 11
INDEMNIFICATION

11.01                 Indemnification by Seller.  Seller hereby indemnifies and holds harmless the Purchaser Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to (a) any breach of any representation, warranty, covenant, agreement or obligation made by Seller in this Agreement or any certificate delivered by Seller pursuant to this Agreement and (b) any Missing Material Contract, provided, however, that the foregoing indemnity shall not apply to Losses caused by the gross negligence or willful misconduct of Purchaser or its agents, officers, employees or contractors.

11.02                 Indemnification by Purchaser.  Purchaser hereby indemnifies and holds harmless the Seller Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any breach by Purchaser of any representation, warranty, covenant, agreement or obligation made by Purchaser in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement, provided, however, that the foregoing indemnity shall not apply to Losses to the extent caused by the gross negligence or willful misconduct of Seller or its agents, officers, employees or contractors.

11.03                 Period for Making Claims.  No claim under this Agreement (except as provided below) may be made unless such Party shall have delivered, with respect to any claim under any Missing Material Contract or for breach of any representation, warranty, covenant, agreement or obligation made in this Agreement, a written notice of claim prior to the date falling twelve (12) months after the Closing Date provided that, (i) the representations and warranties contained in Section 3.01 (Existence), Section 3.02 (Authority), Section 3.07 (Brokers), Sections 3.09(a), (b) and (d) (HoldCo and the Subsidiaries), Section 4.01 (Existence), Section 4.02 (Authority) and Section 4.08 (Brokers) shall survive the Closing for five (5) years following the Closing Date (collectively, with the representation and warranties contained in Section 3.11 (Taxes) the “Fundamental Representations”), (ii) the representations and warranties in Section 3.11 (Taxes) shall survive until thirty (30) days after the expiration of the applicable Tax statute of limitations and (iii) the covenants, agreements and obligations in this Agreement to be performed shall survive until the date on which they have been fully performed; provided further that, if written notice for a claim of indemnification has been provided by the Indemnified Party pursuant to Section 11.05(a) on or prior to the applicable survival expiration date, then the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this Article 11 shall survive with respect to such claim until such claim is finally resolved.  With respect to any claims related to violations or possible violations of an applicable NERC reliability standard, no claim under this Agreement may be made unless such Party shall have delivered, with respect to any such claim for breach of any representation, warranty, covenant, agreement or obligation made in this Agreement, a written notice of claim prior to the date occurring six months after the conclusion of any Regional Entity compliance audit covering a period prior to the Closing Date.

11.04                 Limitations on Claims.(a)      Neither Party shall have any obligation to indemnify the other Indemnified Party until the aggregate amount of all Losses incurred by such Party that are subject to indemnification pursuant to this Article 11 equal or exceed one percent (1%) of the

Purchase Price (the “Deductible”) in which event the Indemnifying Party shall be liable for Losses only to the extent they are in excess of the Deductible; provided that, the Deductible shall not apply to Losses resulting from, arising out of or relating to (i) any willful breach of any representation or warranty, or (ii) fraud.

(b)                                 Neither Party shall have any obligation to indemnify the other Indemnified Party in connection with any single item or group of related items that result in Losses that are subject to indemnification in the aggregate of less than Fifty Thousand Dollars ($50,000).

(c)                                  The aggregate liability of the Indemnifying Parties under this Article 11 resulting from any claims under any Missing Material Contract and breaches of representations or warranties herein and in any certificates delivered pursuant hereto shall be limited to an amount equal to twenty percent (20%) of the Purchase Price (the “Cap”); provided that, the Cap shall not apply to Losses resulting from, arising out of or relating to any willful breach of any representation or warranty or fraud.

(d)                                 The amount of any claim pursuant to this Article 11 will be reduced by the amount of any insurance proceeds actually recovered (less the cost to collect the proceeds of such insurance and the amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto) and the amount of any Tax benefit (which for this purpose means any reduction in cash Taxes payable that would otherwise be due or the receipt of a refund of Taxes by the Indemnified Parties, in each case only with respect to the taxable year in which the Loss was incurred or paid) to the Indemnified Party in respect of such claim or the facts or events giving rise to such indemnity obligation.  If the Indemnified Party realizes such Tax benefit after the date on which an indemnity payment has been made to the Indemnified Party, the Indemnified Party shall promptly make payment to the Indemnifying Party in an amount equal to such Tax benefit; provided, that such payment shall not exceed the amount of the indemnity payment.

11.05                 Procedure for Indemnification of Third Party Claims.  (a)                            Notice.  Whenever any claim by a third party shall arise for indemnification under this Article 11, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim and, if known, the notice shall specify the amount or an estimate of the amount of the liability arising therefrom.  The Indemnified Party shall provide to the Indemnifying Party copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim.  The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.

(b)                                 Settlement of Losses.  If the Indemnified Party has assumed the defense of any claim by a third party which may give rise to indemnity hereunder pursuant to Section 11.06(d), the Indemnified Party shall not settle, consent to the entry of a judgment of or compromise such claim without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnifying Party.

11.06                 Rights of Indemnifying Party in the Defense of Third Party Claims.  (a)  Right to Assume the Defense.  In connection with any claim by a third party which may give rise to indemnity hereunder, the Indemnifying Party shall have thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party to assume the defense of any such claim, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof.

(b)                                 Procedure.  If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such claim, with its own counsel and at its sole cost and expense; provided that, if the claim includes allegations for which the Indemnifying Party both would and would not be obligated to indemnify the Indemnified Party, the Indemnifying Party and the Indemnified Party shall in that case jointly assume the defense thereof.  The Indemnified Party and the Indemnifying Party shall fully cooperate with each other and their respective counsel in the defense or settlement of such claim.  The Party in charge of the defense shall keep the other Party appraised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(c)                                  Settlement of Losses.  The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(a)                                 Decline to Assume the Defense.  The Indemnified Party may defend against any such claim, at the sole cost and expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate, including settling such claim in accordance with the terms hereof if (i) the Indemnifying Party does not assume the defense of any such claim resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party or (ii) the Indemnified Party reasonably concludes that the Indemnifying Party is (a) not diligently defending the Indemnified Person, (b) not contesting such claim in good faith through appropriate proceedings or (c) has not taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of any asset or property of the Indemnified Party for payment of such claim.

11.07                 Direct Claims.  In the event that any Indemnified Party has a claim against any Indemnifying Party which may give rise to indemnity hereunder that does not involve a claim brought by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and the facts constituting the basis for such claim and, if known, the amount or an estimate of the amount of the liability arising therefrom.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from receipt of such claim notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder; however if the Indemnifying Party does notify the Indemnified Party that it disputes such claim within the require thirty (30) day period, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim.  If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties.  If such Parties shall not agree, the Indemnified Party shall be entitled to take any action in law or in equity as such Indemnified Party shall deem necessary to enforce the provisions of this Article 11 against the Indemnifying Party.

11.08                 Exclusive Remedy.  Absent fraud or willful breach, the indemnities set forth in this Article 11 shall be the exclusive remedies of Purchaser and Seller and their respective members, officers, directors, employees, agents and Affiliates due to misrepresentation, breach of warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

11.09                 Indemnity Treatment.  Any amount of indemnification payable pursuant to the provisions of this Article 11 shall to the extent possible, be treated as an adjustment to the Purchase Price.

11.10                 Mitigation.

(a)                                 Each of the Parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(b)                                 Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article 11, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

11.11                 No Solicitation.  Seller shall not, and shall not authorize or permit HoldCo, the Subsidiaries, any of its or their Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause HoldCo, the Subsidiaries, any of its and their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving HoldCo or any Subsidiary; (b) the issuance or acquisition of equity securities of HoldCo or any Subsidiary; or (c) the sale, lease, exchange or other disposition of any significant portion of HoldCo’s or any Subsidiary’s properties or assets.

ARTICLE 12
TERMINATION

12.01                 Termination.  This Agreement may be terminated at any time prior to Closing as follows:(a)                                   by mutual written consent of the Purchaser and the Seller;

(b)                                 by either Seller or Purchaser if the Closing has not occurred on or before one hundred twenty (120) days after the date of this Agreement (the “Termination Date”) and the failure to consummate is not caused by a breach of this Agreement by the terminating party;

(c)                                  by Purchaser if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.01 or 7.02, and (ii) either (x) is a breach of Seller’s obligations to transfer the Acquired Interests at Closing in accordance with this Agreement or (y) such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional 30 days in which to effect such cure; and

(d)                                 by Seller if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 8.01 or 8.02, and (ii) such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, Purchaser is endeavoring in good faith, and proceeding diligently, to cure such breach, Purchaser shall have an additional 30 days in which to effect such cure.

12.02                 Effect of Termination.(a)       If this Agreement is validly terminated pursuant to Section 12.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Seller or Purchaser (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that the applicable portions of Article 1, this Section 12.02, and the entirety of Articles 11 (except for Section 11.11) and 13 will continue to apply following any termination; provided, however, that nothing in this Section 12.02 shall release any Party from liability for any breach of this Agreement by such Party prior to the termination of this Agreement (and any attempted termination by the breaching Party shall be void).

(b)                                 Upon termination of this Agreement by a Party for any reason, Purchaser shall return all documents and other materials of Seller relating to HoldCo and the Subsidiaries, the assets or properties of HoldCo and the Subsidiaries and the transactions contemplated hereby.  Each Party shall also return to the other Party any information relating to the Parties to this Agreement furnished by one Party to the other, whether obtained before or after the execution of this Agreement.  All information received by Purchaser with respect to HoldCo, the Subsidiaries, the assets of HoldCo, the assets of the Subsidiaries or Seller shall remain subject to the provisions of Section 13.06.

ARTICLE 13
MISCELLANEOUS

13.01                 Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses or facsimile numbers, as applicable:

If to Purchaser, to:                                                                                                                                           NRG Yield Operating LLC

c/o NRG Energy, Inc.

211 Carnegie Center Drive

Princeton, NJ 08540

Attn:  General Counsel

Fax:  (609) 524-4501

With a copy to:                                                                                                                                                            Crowell & Moring LLP

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004-2595

Attn: Patrick W. Lynch

Fax: (202) 628-5116

If to Seller, to:                                                                                                                                                                   NRG Energy Gas & Wind Holdings, Inc.

c/o NRG Energy, Inc.

211 Carnegie Center Drive

Princeton, NJ 08540

Attn:  General Counsel

Fax:  (609) 524-4501

With a copy to:                                                                                                                                                            Jones Day

51 Louisiana Avenue, NW

Washington, DC  20001

Attn:  Gerald P. Farano

Fax:  (202) 626-1700

Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section 13.01, (b) delivered by confirmed facsimile transmission to the facsimile number provided in this Section 13.01, or (c) delivered by registered or certified mail (postage prepaid) or by reputable national overnight courier service in the manner described above to the address provided in this Section 13.01 (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 13.01).  Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

13.02                 Entire Agreement.  This Agreement and the documents referenced herein supersede all prior discussions and agreements, whether oral or written, between the Parties with respect to the subject matter hereof, and contains the entire agreement between the Parties with respect to the subject matter hereof.

13.03                 Specific Performance.  The Parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy.  In addition to any other remedy at law or in equity, each of Purchaser and Seller shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

13.04                 Time of the Essence.  Time is of the essence with regard to all duties and time periods set forth in this Agreement.

13.05                 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.

13.06                 Confidentiality; Disclosures.  Neither Seller, Purchaser nor any of their Affiliates shall make any written or other public disclosures regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as required by law, any regulatory authority or under the applicable rules and regulations of a stock exchange or market on which the securities of the disclosing Party or any of its affiliates are listed.  Neither Party will make any public announcement, press release or similar statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as required by law, any regulatory authority or under the applicable rules and regulations of a stock exchange or market on which the securities of the disclosing Party or any of its Affiliates are listed.

13.07                 Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 13.01.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.08                 Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

13.09                 No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns,

and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 11.

13.10                 Assignment.  The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion; provided, that Purchaser may assign this Agreement, including the right to purchase the Acquired Interests, without the prior written consent of Seller, to (a) any Affiliate of Purchaser, or (b) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, in each case so long as Purchaser remains fully liable for its obligations under this Agreement.

13.11                 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

13.12                 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

13.13                 Consent to Jurisdiction.(a)   For all purposes of this Agreement, and for all purposes of any Action or Proceeding arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party hereto submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action or Proceeding may be heard and determined in such New York court or, to the extent permitted by law, in such federal court.  Each Party hereto agrees that a final judgment in any such Action or Proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any Action or Proceeding relating to this Agreement against the other Party or its properties in the courts of any jurisdiction.

(b)                                 Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:

(i)                                     any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County, and

(ii)                                  the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.

Each Party hereto irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 13.01.  Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Law.

13.14                 Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

13.15                 Limitation on Certain Damages.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, OR PUNITIVE DAMAGES (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”) FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT ANY LOSSES ARISING OUT OF THIRD PARTY CLAIMS FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES.  FOR THE AVOIDANCE OF DOUBT, AN ACTION FOR THE PAYMENT OF THE PURCHASE PRICE SHALL NOT BE CONSIDERED CONSEQUENTIAL DAMAGES.

13.16                 Disclosures.  Seller or Purchaser may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden Seller’s or Purchaser’s representations, warranties, covenants or agreements contained in this Agreement.  The mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission by Seller or Purchaser that such item represents a material exception or fact, event, or circumstance.

13.17                 Facsimile Signature; Counterparts.  This Agreement may be executed by facsimile signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

“Purchaser”

NRG YIELD OPERATING LLC
a Delaware limited liability company

By:	/s/ Kirkland Andrews
Kirkland Andrews
Executive Vice President and CFO

“Seller”

NRG ENERGY GAS & WIND HOLDINGS, Inc.,
a Delaware corporation

By:	/s/ Krisshna Koomar
Krisshna Koomar
Vice President

Signature Page for PayGo PSA

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of [          ], 2015, by and between NRG Gas & Wind Holdings, Inc., a Delaware corporation (the “Assignor”); and NRG Yield Operating LLC (the “Assignee”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the LLC Agreement (defined below).

W I T N E S S E T H:

WHEREAS, the Assignor is a Member of NRG Wind TE Holdco LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Section 9.2 of the Amended and Restated Operating Agreement of the Company dated as of November 3, 2014 (as amended, modified or supplemented from time to time, the “LLC Agreement”) by and among the Members party thereto, permits, under certain circumstances, the Transfer of the Assignor’s Membership Interest in the Company; and

WHEREAS, the Assignor has agreed to sell, grant, convey, transfer, assign and deliver to the Assignee (or its designee), and the Assignee has agreed to purchase, accept and assume (or will cause its designee to purchase, accept and assume), 75% of the rights, duties and obligations of the Assignor with respect to its Membership Interest in the Company.

NOW, THEREFORE, for value received, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency thereof being hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment. The Assignor hereby irrevocably sells, grants, conveys, transfers, assigns, and delivers unto Assignee (or its designee), without recourse to the Assignor, 75% of the Assignor’s rights, title and interest in and to Assignor’s Membership Interest in the Company as further described in Section 5(c) below (the “Assigned Interest”). The Assignor hereby irrevocably delegates, without recourse by Assignee to the Assignor, any and all duties, obligations, responsibilities, claims, demands and other commitments in connection with the Assigned Interest, as applicable, unto Assignee.

2. Acceptance of Assignment. Assignee hereby irrevocably purchases, accepts and assumes the Assigned Interest and from the date hereof agrees to perform and be bound by all the terms, conditions and covenants of and assumes the duties and obligations of the Assignor with respect to the Assigned Interest.

3. Representations and Warranties of Assignor. The Assignor hereby represents and warrants to the Assignee as follows:

(a) The Assignor (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation; (ii) is in good standing under such laws; and (iii) has full power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The rights and duties assigned by the Assignor pursuant to this Agreement are not subject to any prior sale, transfer, assignment or participation by the Assignor or any agreement to assign, convey, transfer or participate, in whole or in part.

4. Representations and Warranties of Assignee. Assignee hereby represents and warrants to the Assignor that the Assignee (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation; (ii) is in good standing under such laws; (iii) has full power and authority to execute, deliver and perform its obligations under this Agreement; (iv) is not a Disqualified Transferee, (v) is acquiring the Assigned Interest for Assignee’s own account, for investment and not with a view to the distribution thereof; and (vi) acknowledges that the sale and assignment of the Assigned Interest has not been registered under the Securities Act or the securities laws of any state of the United States or any other jurisdiction, and such Assigned Interest may not be offered or sold by it unless subsequently registered under the Securities Act and any other applicable securities laws or unless exemptions from the registration or other requirements thereof are available for the transaction.

5. LLC Agreement Requirements.

(a) As required by Section 9.3(a)(ii)(A) of the LLC Agreement, Assignee’s notice address for purposes of the LLC Agreement is:

NRG Yield Operating LLC

c/o NRG Energy, Inc.
211 Carnegie Center Drive
Princeton, NJ 08540
Attn: General Counsel
Fax: (202) 628-5116

(b) As required by Section 9.3(a)(ii)(B) of the LLC Agreement, the Parent of Assignee is NRG Yield, LLC.

(c) As required by Section 9.3(a)(ii)(C) of the LLC Agreement, (i) prior to the Transfer contemplated by this Agreement, the number of Units of each class of Membership Interest of Assignor was zero (0) Class A Units and 355,247,806 Class B Units and (ii) after the Transfer contemplated by this Agreement, the number of Units of each class of Membership Interest of (A) Assignor is zero (0) Class A Units and 88,811,952 Class B Units and (B) Assignee is zero (0) Class A Units and 266,435,854 Class B Units.

(d) As required by Section 9.3(a)(ii)(D) of the LLC Agreement, Assignee hereby ratifies the LLC Agreement and confirms that the representations and warranties in Section 8.10 of the LLC Agreement are true and correct as of the date hereof with respect to Assignee.

(e) As required by Section 9.3(a)(ii)(E) of the LLC Agreement, Assignee hereby ratifies the Investment Documents and the Key Project Documents to which the Assignor is a party and agrees to be bound by them to the same extent that the Assignor was bound by them prior to the Transfer contemplated by this Agreement, including the assumptions of all liabilities and obligations thereunder with respect to the Assigned Interest (including, without limitation and for the avoidance of doubt, 75% of the Assignor’s indemnification obligations under Article XI of the LLC Agreement and the provisions of Section 5.4 of the LLC Agreement in connection with any Investor Claims arising out of or resulting from (i) any breach or failure by any Class B Equity Investor (and any successor or permitted assign of such Class B Equity Investor) of such Class B Equity Investor’s representations, warranties, covenants, obligations or agreements contained in the Equity Capital Contribution Agreement and (ii) actions of the Class B Member (or any successor thereto) as Manager prior to any replacement of the Manager pursuant to Section 6.3 of the LLC Agreement). Such Investment Documents and Key Project Documents consist of the Investment Documents set forth in the Equity Capital Contribution Agreement between NRG Wind TE Holdco LLC and [      ], dated November 3, 2014 to which Assignor is a party.

(f) As required by Section 9.3(a)(ii)(F) of the LLC Agreement, each of Assignor and Assignee hereby represents and warrants that the Transfer contemplated by this Agreement is in accordance with all applicable Law, including, without limitation, applicable securities Law, and that the applicable conditions of Section 9.3 of the LLC Agreement have been satisfied in connection with the Transfer contemplated by this Agreement.

(g) As required by Section 9.3(f) of the LLC Agreement, each of Assignor and Assignee hereby represents and warrants that the Transfer contemplated by this Agreement shall not result in (a) any Project Company ceasing to be an Exempt Wholesale Generator or a Qualifying Facility, (b) any FERC Project Company that is a Contracted Project Company ceasing to hold market based rate authorization together with the blanket authorizations and waivers of FERC regulations associated therewith, (c) any Subject Company becoming subject to regulation under PUHCA other than with respect to regulations pertaining to maintaining Exempt Wholesale Generator or Qualifying Facility status or (d) any Subject Company ceasing to hold any other Energy Regulatory Approval.

(h) As required by Section 9.3(g) of the LLC Agreement, each of Assignor and Assignee hereby represents and warrants that all consents, approvals and Licenses and Permits with respect to such Transfer contemplated by this agreement shall have been obtained (including any approval of FERC under Section 203 of the FPA or any other Energy Regulatory Approval that the Company, any Subject Company or any party to a Transfer contemplated by this agreement requires).

(i) As required by Section 9.3(h) of the LLC Agreement, each of Assignor and Assignee hereby represents and warrants that the Transfer contemplated by this Agreement does not require the Company to register as an “investment company” under the Investment Company Act of 1940, as amended.

(j) Assignee hereby represents and warrants that it has delivered that certain guaranty as required by, and pursuant to the terms and conditions of, Section 9.3(a)(iii) of the LLC Agreement.

(k) As required by Section 9.6 of the LLC Agreement, Assignor hereby grants to Assignee the right to be admitted as a Member.

6. Third Party Beneficiaries. For purposes of Sections 3(a), 4 and 5 of this Agreement, the Company and each of its Members are express third-party beneficiaries. Such rights are in addition to the Company’s and Members’ rights under the LLC Agreement, none of which are waived.

7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but all of which counterparts together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date set forth above.

ASSIGNOR:
NRG GAS & WIND HOLDINGS, INC.

By:
Name:
Title:

ASSIGNEE:
NRG YIELD OPERATING LLC

By:
Name:
Title:

B-1

EXHIBIT B
WIRE TRANSFER INSTRUCTIONS

Internal Transfer

B-1

EXHIBIT C
AGGREGATE TARGET NET WORKING CAPITAL CALCULATION

Aggregate Target Net Working Capital as of September 17, 2015

(stated in thousands of dollars)

U.S.Dollars ($)	Working Capital

Cash-Restricted	$0
Cash for Prepayment of Insurance	$0
Cash for Closing Month expenses	$0
Cash for Payment of Principal	$0
Cash for Payment of Accrued Interest	$0
Cash for Payment of Interest in Closing Month	$0
Cash for Payment of O&M	$0
Cash from LC Conversion	$0
Projected Operating Cash for Distribution	$17,778
Cash	$17,778

Non-Cash Current Assets

Accounts Receivable	$19,198
Inventory	$6,423
Prepaid Expenses	$2,136
Other Current Assets	$320
Non-Cash Current Assets	$28,076
Current Assets	$45,855

Current Liabilities

Accounts Payable	$19,499
Accrued Income Taxes	$0
Accrued Liabilities	$7,511
Accrued Principal	$2,455
Other Current Liabilities	$1,556
Current Liabilities	$31,021

Total Working Capital	$14,834

Dividends from Valuation Date to Purchase Date	$701

Normal Working Capital	$14,490

Net Working Capital	$(357)

WC Adjustment Owed to NYLD	$(268)

C-1

EXHIBIT D
FORM OF OFFICER’S CERTIFICATE OF SELLER

This certificate, dated as of [•], 2015, is furnished pursuant to Section 7.06 of the Purchase and Sale Agreement, dated as of [•], 2015 (the “PSA”), between NRG Yield Operating LLC, a Delaware limited liability company and NRG Energy Gas & Wind Holdings, Inc., a Delaware corporation.

I, [•], hereby certify that I am the duly elected or appointed President of NRG Energy Gas & Wind Holdings, Inc., and hereby further certify, solely in my capacity as President of NRG Energy Gas & Wind Holdings, Inc., that:

(a)                                 The representations and warranties of NRG Energy Gas & Wind Holdings, Inc. contained in Article 3 of the PSA are true and correct as of the Closing Date as if made on and as of the Closing Date except, in each case, (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) as would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 The covenants and obligations required by the PSA to be performed or complied with by NRG Energy Gas & Wind Holdings, Inc. at or before the Closing have been duly performed or complied with in all material respects.

Capitalized terms used but not otherwise defined in this Certificate shall have the respective meanings given to them in the PSA.

[The Remainder of this Page Is Intentionally Left Blank.]

D-1

IN WITNESS WHEREOF, NRG Gas & Wind Holdings, Inc. has caused this Certificate to be executed on its behalf by the undersigned as of the day and year first above written.

NRG ENERGY GAS & WIND HOLDINGS, INC.

By:
Name:
Title:

D-2

EXHIBIT E
FORM OF SECRETARY’S CERTIFICATE OF SELLER

This certificate, dated as of [•], 2015, is furnished pursuant to Section 7.06 of the Purchase and Sale Agreement, dated as of [•], 2015 (the “PSA”), between NRG Yield Operating LLC, a Delaware limited liability company and NRG Energy Gas & Wind Holdings, Inc., a Delaware corporation.

I, [•], hereby certify that I am the duly elected or appointed Secretary of NRG Energy Gas & Wind Holding, Inc., and hereby further certify, solely in my capacity as Secretary of NRG Energy Gas & Wind Holdings, Inc., that:

(a)                                 Attached hereto as Exhibit 1 are true, complete and correct copies of the certificates of formation (collectively the “Company Certificates”) of the entities listed on Schedule A hereto.  As of the date hereof, no amendment or other document relating to or affecting any of the Company Certificates has been filed in the office of the Secretary of State of the States of California, Delaware, Iowa, Minnesota, Pennsylvania, Texas or Utah, as applicable, and no action has been taken by NRG Energy Gas & Wind Holdings, Inc., its officers, HoldCo or its officers or the Subsidiaries or their officers, in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of HoldCo or any Subsidiary;

(b)                                 Attached hereto as Exhibit 2 is a true and correct excerpt of the resolutions duly and validly adopted by NRG Energy Gas & Wind Holdings, Inc. with respect to the PSA and all transactions contemplated by the foregoing.  All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by NRG Energy Gas & Wind Holdings, Inc. relating to the PSA;

(c)                                  Attached hereto as Exhibit 3 is a true, complete and correct certificate of good standing for NRG Energy Gas & Wind Holdings, Inc., HoldCo, and each Subsidiary, issued by the Secretary of State of the States of California, Delaware, Iowa, Minnesota, Pennsylvania, Texas or Utah, as applicable; and

(d)                                 Each of the persons named below is a duly elected or appointed, qualified and acting officer of NRG Energy Gas & Wind Holdings, Inc. who holds, immediately prior to consummation of the transactions contemplated by the PSA, the office set opposite such individual’s name, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

Name	Title	Signature

[•]	CEO and President

[•]	Vice President

[•]	Secretary

Capitalized terms used but not otherwise defined in this Certificate shall have the respective meanings given to them in the PSA.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the day and year first above written.

Name:
Secretary

SCHEDULE A
TO SECRETARY CERTIFICATE OF SELLER

1.              Clear View Acres Wind Farm, LLC

2.              Crosswind Transmission, LLC

3.              Cy-Hawk Wind Energy, LLC

4.              Eagle View Acres Wind Farm, LLC

5.              Elbow Creek Wind Project, LLC

6.              Elk Lake Wind Farm, LLC

7.              Elkhorn Ridge Wind, LLC

8.              Forward WindPower LLC

9.              Goat Wind, LP

10.       Green Prairie Energy, LLC

11.       Greene Wind Energy, LLC

12.       Hardin Hilltop Wind, LLC

13.       Hardin Wind Energy, LLC

14.       Highland Township Wind Farm, LLC

15.       Lookout WindPower, LLC

16.       Mission Iowa Wind, LLC

17.       Mission Minnesota Wind II, LLC

18.       Mission Wind Goat Mountain, LLC

19.       Mission Wind New Mexico, LLC

20.       Mission Wind Oklahoma, LLC

21.       Mission Wind PA One, LLC

22.       Mission Wind PA Two, LLC

23.       Mission Wind PA Three, LLC

24.       Mission Wind Pennsylvania, LLC

25.       Mission Wind Texas, LLC

26.       Mission Wind Texas II, LLC

27.       Mission Wind Utah, LLC

28.       Mission Wind Wildorado, LLC

29.       NRG Elkhorn Holdings, LLC

30.       NRG Wind TE Holdco, LLC

31.       Odin Wind Farm LLC

32.       OWF One, LLC

33.       OWF Two, LLC

34.       OWF Three, LLC

35.       OWF Four, LLC

36.       OWF Five, LLC

37.       OWF Six, LLC

38.       OWF Seven, LLC

39.       OWF Eight, LLC

40.       Palo Alto County Wind Farm, LLC

41.       Poverty Ridge Wind, LLC

42.       San Juan Mesa Investments, LLC

43.       San Juan Mesa Wind Project, LLC

44.       Silver Lake Acres Wind Farm, LLC

45.       Sleeping Bear, LLC

46.       Spanish Fork Wind Park 2, LLC

47.       Sunrise View Wind Farm, LLC

48.       Sunset View Wind Farm, LLC

49.       Sutton Wind Energy, LLC

50.       Viento Funding, LLC

51.       Viento Funding II, LLC

52.       Virgin Lake Wind Farm, LLC

53.       Wildorado Interconnect, LLC

54.       Wildorado Wind, LLC

55.       Wind Family Turbine, LLC

56.       Zontos Wind, LLC

EXHIBIT F

FORM OF AFFIDAVIT OF NON-FOREIGN STATUS

[•], 2015

Section 1445 of the Internal Revenue Code (the “Code”) provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.  For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform NRG Yield Operating LLC that withholding of tax is not required upon the disposition of a U.S. real property interest by NRG Energy, Inc., the undersigned hereby certifies:

1.                                      NRG Energy, Inc. is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations promulgated thereunder);

2.                                      NRG Energy, Inc. is not a disregarded entity as defined in Treasury Regulation § 1.1445-2(b)(2)(iii);

3.                                      NRG Energy, Inc.’s U.S employer identification number is [•]; and

4.                                      NRG Energy, Inc.’s office address is:

211 Carnegie Center

Princeton, NJ 08540

NRG Energy, Inc. understands that this certification may be disclosed to the Internal Revenue Service by NRG Yield Operating LLC and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of NRG Energy, Inc.

[The Remainder of this Page Is Intentionally Left Blank.]

F-1

IN WITNESS WHEREOF, as of the day and year first above written.

NRG ENERGY, INC.

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF OFFICER’S CERTIFICATE OF NRG YIELD OPERATING LLC

This certificate, dated as of [•], 2015, is furnished pursuant to Section 8.05 of the Purchase and Sale Agreement, dated as of [•], 2015 (the “PSA”), between NRG Yield Operating LLC, a Delaware limited liability company and NRG Energy Gas & Wind Holdings, Inc., a Delaware corporation.

I, [•], hereby certify that I am the duly elected or appointed President of NRG Yield Operating LLC, and hereby further certify, solely in my capacity as President of NRG Yield Operating LLC, that:

(a)                                 The representations and warranties of NRG Yield Operating LLC contained in Article IV of the PSA are true and correct as of the Closing Date as if made on and as of the Closing Date except, in each case, (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) as would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 The covenants and obligations required by the PSA to be performed or complied with by NRG Yield Operating LLC at or before the Closing have been duly performed or complied with in all material respects.

Capitalized terms used but not otherwise defined in this Certificate shall have the respective meanings given to them in the PSA.

[The Remainder of this Page Is Intentionally Left Blank.]

G-1

IN WITNESS WHEREOF, NRG Yield Operating LLC has caused this Certificate to be executed on its behalf by the undersigned as of the day and year first above written.

NRG YIELD OPERATING LLC

By:
Name:
Title:

G-2

EXHIBIT H
SECRETARY’S CERTIFICATE OF PURCHASER

This certificate, dated [•], 2015, is furnished pursuant to Section 8.05 of the Purchase and Sale Agreement, dated as of [•], 2015 (the “PSA”), between NRG Yield Operating LLC, a Delaware limited liability company and NRG Energy Gas & Wind Holdings, Inc., a Delaware corporation.

I, [•], hereby certify that I am the duly elected or appointed Secretary of NRG Yield Operating LLC, and hereby further certify, solely in my capacity as Secretary of NRG Yield Operating LLC, that:

(a)                                 Attached hereto as Exhibit 1 is a true, complete and correct copy of the certificate of formation of NRG Yield Operating LLC (the “Purchaser’s Certificate”).  As of the date hereof, no amendment or other document relating to or affecting the Purchaser’s Certificate has been filed in the office of the Secretary of State of the State of Delaware, and no action has been taken by NRG Yield Operating LLC or its officers, in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of NRG Yield Operating LLC;

(b)                                 Attached hereto as Exhibit 2 is a true and correct excerpt of the resolutions duly and validly adopted by NRG Yield Operating LLC with respect to the PSA and all transactions contemplated by the foregoing.  All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by NRG Yield Operating LLC relating to the PSA;

(c)                                  Attached hereto as Exhibit 3 is a true, complete and correct certificate of good standing for NRG Yield Operating LLC, issued by the Secretary of the State of the State of Delaware; and

(d)                                 Each of the persons named below is a duly elected or appointed, qualified and acting officer of NRG Yield Operating LLC who holds, immediately prior to consummation of the transactions contemplated by the PSA, the office set opposite such individual’s name, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

Name	Title	Signature

[•]	CEO and President

[•]	Vice President

[•]	Secretary

Capitalized terms used but not otherwise defined in this Certificate shall have the respective meanings given to them in the PSA.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the day and year first above written.

Name:
Secretary

EXHIBIT I
FORM OF PURCHASER PARENT SPONSOR GUARANTY

NRG YIELD, LLC

THIS GUARANTY (“Guaranty”), effective as of [        ], 2015, by NRG Yield, LLC, a Delaware limited liability company (the “Guarantor”) is to and for the benefit of [         ], a Delaware corporation (the “Beneficiary”).  Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Contract (as such term is defined below), or if not defined in the Contract, in the LLC Agreement (as such term is defined below).

W I T N E S S E T H:

WHEREAS, (a) NRG Wind TE Holdco LLC (“Holdco”), NRG Energy Gas & Wind Holdings, Inc. (“NRG Member”) and Beneficiary entered into that certain Equity Capital Contribution Agreement dated as of November 3, 2014 (as such agreement may be amended, modified or supplemented from time to time, the “Contract”) and (b) NRG Member and Beneficiary entered into that certain Amended and Restated Operating Agreement of Holdco dated as of November 3, 2014 (as such contract may be amended, modified or supplemented from time to time, the “LLC Agreement” and, together with the Contract, the “Transaction Documents”);

WHEREAS, as of even date herewith (a) NRG Member transferred seventy five percent (75%) of its Class B Units (such amount, the Obligor’s “Percentage Share”) to NRG Yield Operating, LLC, a Delaware limited liability company (the “Obligor”), and (b) the Obligor became a Class B Member, Manager and Tax Matters Member under the LLC Agreement;

WHEREAS, (a) on November 3, 2014, NRG Member delivered to and for the benefit of the Beneficiary a guaranty of its obligations under the Contract and the LLC Agreement, and (b) as of even date herewith NRG Member delivered to the Beneficiary an amended and restated guaranty to reflect its reduced equity interest in Holdco, and its replacement of NRG Member as Manager and Tax Matters Member under the LLC Agreement (such guaranty, the “NRG Guaranty”);

WHEREAS, Obligor is a wholly owned subsidiary of Guarantor;

WHEREAS, in connection with the transfer of Class B Units and Obligor assuming the roles of Class B Member, Manager and Tax Matters Member under the LLC Agreement, Guarantor desires to provide this Guaranty; and

WHEREAS, the LLC Agreement will be amended as of even date herewith to reflect that Obligor is a Class B Member and Guarantor is Sponsor.

NOW THEREFORE, for valuable consideration and as an inducement to Beneficiary to enter into the Transaction Documents, Guarantor covenants with Obligor as follows:

1.                                      The Guarantor absolutely, irrevocably, and unconditionally agrees that: (a) for so long as Obligor is a Class B Member, Obligor will perform its obligations set forth in the LLC Agreement, (b) for so long as Obligor is the Manager, the Manager will perform its obligations set forth in the LLC Agreement, as and when required thereunder, (c) for so long as Obligor is the Tax Matters Member, the Tax Matters Member will perform its obligations under Section 8.7 (except to the extent that any failure to perform obligations thereunder would not materially prejudice any Investor Parties) of the LLC Agreement and (d) upon the failure of Obligor to pay the Obligations (as defined below) when and as the same shall become due, Guarantor, upon written demand being made by the Beneficiary, shall pay, or cause to be paid, in cash, to the Beneficiary an amount equal to the amount of the unpaid Obligations then due together with any costs of collection and enforcement of this Agreement (including reasonable attorney’s fees).  For purposes hereof, “Obligations” means, without duplication, Obligor’s Percentage Share of the payment of any Investor Claims (as defined in the LLC Agreement) to the extent that these are payable to Beneficiary, on the terms and conditions set forth in the Transaction Documents, whether direct or indirect, absolute or contingent, due or to become due, which may arise under or in connection with the Transaction Documents or which arose under or in connection with the Transaction Documents prior to the date hereof (including, without limitation, interest or other charges as would have accrued on any portion of the payment obligations but for the commencement of any bankruptcy or insolvency proceedings).

2.                                      [Reserved].

3.                                      It is expressly understood and agreed by Guarantor that, to the extent Guarantor’s obligations hereunder relate to Obligations which require performance other than the payment of money, Beneficiary may proceed against Guarantor to effect specific performance thereof (to the extent such relief is available) or for payment of damages (as limited by the Transaction Documents) resulting from Obligor’s nonperformance.  Subject to the provisions of Section 16 hereof, Guarantor hereby covenants to perform or cause to be performed all of the obligations, terms and conditions on the part of Obligor to be performed under the Contract for the balance of the term thereof.  Should a Transaction Document be disaffirmed by the trustee in bankruptcy for Obligor, then (without limiting the provisions of Section 6(ii)(h)) at the option of Beneficiary, and subject to the provisions of Section 16 hereof, Guarantor shall make and enter into a new agreement to perform or cause to be performed the balance of the Obligations, which new agreement shall be in form and substance identical to such disaffirmed Transaction Document.

4.                                      All payments by Guarantor to Beneficiary shall be made in the United States in United States Dollars and shall be paid within thirty (30) days after receipt by Guarantor from Beneficiary of written demand for such payment (except in those circumstances where giving such demand is prevented by an automatic stay) and shall not be the subject of any offset against any amounts which may be owed by Beneficiary to Guarantor for any reason unrelated to the Transaction Documents.  Each and every default or failure by Obligor in making a payment or otherwise discharging or performing any of the Obligations shall give rise to a separate liability of such Obligor to Beneficiary and a separate cause of action hereunder and a separate suit may be brought hereunder as each liability or cause of action arises.

5.                                      Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees, which may be incurred by Beneficiary in enforcing this Guaranty, whether by suit or otherwise, but only to the extent payment or performance under this Guaranty is otherwise due and Beneficiary is the prevailing party in its claim against Guarantor.

6.                                      The obligations of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional, except to the extent that Obligor’s payment or performance would be excused by Beneficiary’s failure to fulfill its obligations under the Transaction Documents, and shall remain in full force and effect until such time as set forth in Section 16 hereof.  The obligations of Guarantor shall not be affected, modified or impaired or prejudiced (i) by any other security now or hereafter held by Beneficiary as security for the obligations of the Obligors under the Transaction Documents; or (ii) upon the happening from time to time of any one or more of the following whether or not with notice to or consent of Obligor (except to the extent that Obligor’s consent may be required to effectuate a modification of the Transaction Documents) or Guarantor:

(a)                                 the taking of any action by Beneficiary to enforce any Obligation or the Transaction Documents against Obligor;

(b)                                 the compromise, settlement, release, change, modification, or termination of any of the Obligations;

(c)                                  the waiver by Beneficiary of the payment, performance or observance of any of Obligations;

(d)                                 the extension of time for payment of any amounts due or of the time for performance of any of the Obligations;

(e)                                  the modification or amendment (whether material or otherwise) of any of the Obligations;

(f)                                   the failure, omission, delay or lack on the part of Beneficiary to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of the Transaction Documents or this Guaranty;

(g)                                  the fact that Guarantor may at any time in the future dispose of all or any part of its interest in Obligor, or otherwise alter its investment in Obligor in any manner;

(h)                                 the bankruptcy, insolvency, winding up, dissolution, liquidation, administration, reorganization or other similar or dissimilar failure or financial disability of Obligor, or any legal limitation, disability, incapacity or other circumstances relating to Obligor;

(i)                                     the addition or substitution of any guarantor, maker or other third party primarily or secondarily liable or responsible for the performance or observance of any of the Obligations or by any extension, waiver, amendment or thing whatsoever which may release or discharge (in whole or in part) any such guarantor, maker or other third party (other than as a result of the indefeasible payment and performance of the Obligations in full);

(j)                                    the invalidity, nonbinding effect or unenforceability of (x) the Obligations or (y) the Transaction Documents in their entirety; or

(k)                                 the taking, variation, renewal, addition, substitution, subordination, or partial or entire release of any security for the Obligations or the enforcement or neglect to perfect or enforce any such security.

7.                                      Guarantor irrevocably and absolutely waives any and all right of subrogation, contribution, indemnification, reimbursement or similar rights against Obligor with respect to the Guaranty, whether such rights arise under an express or implied contract or by operation of law, it being the intention of Guarantor and Beneficiary that Guarantor shall not be deemed to be a “creditor” (as defined in Section 101 of the U.S. Bankruptcy Code or any other applicable law) of Obligor by reason of the existence of this Guaranty in the event that any such Obligor becomes a debtor in any proceeding under the U.S. Bankruptcy Code or any other applicable law.  In addition, Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty by any payment made hereunder or otherwise, until all of the Obligations shall have indefeasibly been paid or performed in full.  If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been indefeasibly paid or performed in full, such amount shall be held in trust for the benefit of Beneficiary and shall forthwith be paid to Beneficiary and applied to such liabilities and obligations, whether matured or unmatured.

8.                                      Beneficiary shall have the right, in its sole judgment and discretion, from time to time, to make demand for payment or performance and to proceed against Guarantor for recovery of the total of any and all amounts due, or for the performance of any nonmonetary obligation owed, to Beneficiary pursuant to this Guaranty, or to proceed from time to time against Guarantor for such portion of any and all such amounts, or for the performance of any and all such nonmonetary obligations, as Beneficiary may determine.

9.                                      So long as any Obligations are owed to Beneficiary, Guarantor shall not, without the prior written consent of Beneficiary, commence or join with any other Person in commencing, any bankruptcy, reorganization or insolvency proceeding against Obligor.  The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the winding up, dissolution, administration, bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement or similar proceeding of Obligor, or by any defense which Obligor may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

10.                               With respect to all Obligations, this is a guarantee of payment and performance and not of collection, and Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including without limitation:

(a)                                 any right to require Beneficiary to proceed against Obligor or any other person or to proceed against or exhaust any security held by Beneficiary at any time or to pursue any other remedy in Beneficiary’s power before proceeding against Guarantor;

(b)                                 any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or the failure of Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person;

(c)                                  any demand, presentment, protest and notice of any kind except as otherwise required under this Guaranty, including without limitation (i) notice of the existence, creation or incurring of any new or additional Obligations, (ii) notice of any breach or default by Obligor under the Transaction Documents or of any action or non-action on the part of Beneficiary, Obligor, any creditor of Obligor or Guarantor or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by Beneficiary as collateral or in connection with any Obligations hereby guaranteed;

(d)                                 any defense based upon an election of remedies by Beneficiary which destroys or otherwise impairs the subrogation rights of Guarantor, the right of Guarantor to proceed against Obligor for reimbursement, or both;

(e)                                  any duty on the part of Beneficiary to disclose to Guarantor any facts Beneficiary may now or hereafter know about Obligor, regardless of whether Beneficiary has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe that such facts are unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor, since Guarantor acknowledges that Guarantor is fully responsible for being and keeping informed of the financial condition of Obligor and of all circumstances bearing on the risk of non-payment of any Obligations hereby guaranteed; and

(f)                                   any defense arising because of the exercise of any right or remedy available to, or election made by, Beneficiary pursuant to the Federal Bankruptcy Code, whether as an unsecured or undersecured creditor, seeking adequate protection, or otherwise.

Notwithstanding any other provision of this Section 10 to the contrary, Guarantor hereby reserves to itself all rights to which Obligor is or may be entitled arising from or in connection with each of the Transaction Documents and the Obligations, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Obligor or the incapacity or lack of authority of Obligor to enter into or perform its obligations under the Transaction Documents, and all rights and remedies accorded by applicable law to sureties or guarantors based on the defense of the statute of limitations related to the enforceability of this Guaranty in any action hereunder or in any action for the payment or performance of any Obligations hereby guaranteed.

11.                               This Guaranty shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided, however, that Guarantor may not make an assignment or other transfer of this Guaranty or any interest herein by operation of law or otherwise unless it has obtained the prior written consent of Beneficiary (which consent shall be solely within Beneficiary’s discretion) to such assignment or other transfer.  Beneficiary may collaterally assign its rights under this Guaranty to any lender of Beneficiary.

12.                               All notices to Guarantor required to be served under this Guaranty shall be in writing and shall be served by registered mail and shall be addressed as follows:

NRG Yield, LLC

Risk Management

211 Carnegie Center Blvd.

Princeton, NJ 08540

Attention:  Chief Risk Officer

Fax: 609-524-4605

or at such other address Guarantor may from time to time designate in writing.

13.                               This Guaranty shall in all respects be interpreted, and construed and governed by and in accordance with, the internal, substantive laws of the State of New York and the United States of America.  All agreements, instruments and notices referred to herein or supplementary hereto shall be prepared, furnished in, and governed, and controlled by the English language.  Guarantor irrevocably consents that any action, suit or proceeding by or among Beneficiary and Guarantor must be brought in whichever of the state or federal courts located in the County of New York, State of New York, has subject matter jurisdiction over the dispute and waives any objection which Guarantor may now or hereafter have regarding the choice of forum whether on personal jurisdiction, venue, forum non conveniens or on any other ground.  Guarantor irrevocably consents that it is subject to the personal jurisdiction of the state or federal courts located in the County of New York, State of New York.  Guarantor irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by mailing copies thereof by registered or certified United States mail, postage prepaid, to Guarantor’s last known address as shown in the records of Beneficiary with the same effect as if Guarantor were a resident of the State of California and had been lawfully served in such state.  In addition, Guarantor consents to the service of process at 211 Carnegie Center Blvd., Attention:  Chief Risk Officer.  Nothing in this Guaranty shall affect the right to service of process in any other manner permitted by law.   Guarantor further agrees that final judgment against it in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the State of New York by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of such judgment.  Any finding of fact by, and any interim or final award or judgment made by an arbitrator, a court or tribunal with jurisdiction over a claim (in either case, brought pursuant to Section 9.6 of the Contract or Section 13.10 of the LLC Agreement) under the Contract shall be binding on Guarantor to the same extent that it is binding on Guarantor for the purposes of this Guarantee.

14.                               Guarantor represents, covenants and agrees to and with Beneficiary that:

(a)                                 Guarantor (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) is duly qualified, authorized to do business and in good standing in all material respects in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary;

(b)                                 the execution and delivery of this Guaranty and its performance have been duly authorized by all necessary corporate action on the part of Guarantor;

(c)                                  this Guaranty has been duly executed and delivered by Guarantor and is the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to the application of bankruptcy and similar laws and of general equitable principles;

(d)                                 the execution, delivery and performance of this Guaranty will not violate any law or any provision of any security issued by Guarantor or of any agreement, instrument or undertaking to which Guarantor is a party or by which it or any of its property is bound, and do not require any license, consent or approval of any governmental authority;

(e)                                  except as disclosed in Guarantor’s public filings with the Securities and Exchange Commission, no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to Guarantor’s knowledge, threatened by or against Guarantor or any of its subsidiaries or against any of such parties’ properties or revenues which, if adversely determined, would be reasonably likely to have a material adverse effect on the ability on Guarantor to perform its obligations hereunder;

(f)                                   Guarantor is not a party to, nor has it received, written notice of any pending or, to the knowledge of Guarantor, threatened material action against Guarantor that would prevent, hinder, modify, delay or challenge the execution, delivery or performance by Guarantor of this Guaranty or the validity or enforceability hereof; and

(g)                                  it has established adequate means of obtaining financial and other information pertaining to the business, operations and condition (financial or otherwise) of Obligor and its respective properties on a continuing basis, and Guarantor is and hereafter will be completely familiar with the business, operations and condition (financial and otherwise) of Obligor and its respective properties.

15.                               Guarantor agrees that:

(a)                                 It will maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Guaranty and will obtain any that may become necessary in the future for the payment and performance of the Obligations;

(b)                                 It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform the Obligations;

(c)                                  Guarantor will, or will cause Obligor to, deliver to Beneficiary from time to time, such other reasonable information or documents regarding Guarantor relating to any event that may materially or adversely affect Guarantor’s ability to perform the Obligations as Beneficiary may reasonably request and as may be available to Guarantor without undue cost or effort; provided, however, that Guarantor may impose reasonable confidentiality requirements in connection with the disclosure of such information or documents.

16.                               Termination; Reinstatement of Guaranty.

(a)                                 Subject to the provisions of Section 16(b), this Guaranty shall terminate upon the earliest to occur of (i) the full satisfaction of all Obligations of Obligor arising under the Transaction Documents (and such satisfaction is not disputed in good faith by Beneficiary); (ii) the occurrence of the Flip Date; and (iii) the termination of the LLC Agreement in accordance with its terms; provided, however, that Guarantor’s liability hereunder shall survive any such termination with respect to any claims made by Beneficiary hereunder with respect to matters arising prior to such termination.

(b)                                 Notwithstanding the provisions of Section 16(a), this Guaranty shall be reinstated if at any time following the termination of this Guaranty under Section 16(a), any payment by Guarantor or Obligor of the Obligations is rescinded or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of Obligor, all as though such payment had not been made.  Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provisions of this Section 16.

(c)                                  Subject to Section 16(a), this Guaranty shall remain in effect notwithstanding any assignment of the Transaction Documents by Obligor to any affiliate or subsidiary of such Obligor or Guarantor permitted under the terms of the Transaction Documents.  Upon request by Beneficiary after any such assignment, Guarantor shall acknowledge the continuing effectiveness of this Guaranty notwithstanding such assignment.

17.                               Limitations on Liability.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Guarantor’s liability under this Guaranty exceed (a) through November 3, 2016, $73,086,750 in the aggregate and (b) after November 3, 2016, $36,543,375 in the aggregate, provided that the Guarantor’s liability for Obligations, other than Obligations resulting from Damages attributable to (i) breaches or failures of representations, warranties, covenants, obligations or agreements contained in the Contract or (ii) the loss, disallowance or reduction of PTCs, shall not exceed $3,750,000.

18.                               Any invalid or unenforceable provisions in this Guaranty shall be deemed severed herefrom, and such whole or partial invalidity shall not affect the enforceability or validity of the balance of this Guaranty.

19.                               No failure on the part of Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to Beneficiary or allowed them by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary at any time or from time to time.

20.                               This Guaranty may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

21.                               This Guaranty constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Guarantor and Beneficiary with respect to the subject matter hereof.  Neither this Guaranty nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, except by an instrument in writing signed by the party against which the enforcement of this termination, amendment, supplement, waiver or modification shall be sought.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

NRG YIELD, LLC
a Delaware limited liability company

By:
Name:
Title:
Date:

ACCEPTED BY: Beneficiary acknowledges and accepts the above Guaranty.

[              ]

a Delaware corporation

By:
Name:
Title:
Date:

EXHIBIT J
FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder”) to the Agreement (as defined below), is made effective as of [          ], 2015 by and between NRG Wind TE Holdco LLC, a Delaware limited liability company (the “Company”) and NRG Yield Operating LLC, a Delaware limited liability company (“Yield Member”).  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Amended and Restated Limited Liability Company Agreement of the Company dated November 3, 2014 (as amended from time to time, the “Agreement”).

WHEREAS, pursuant to that certain Purchase and Sale Agreement between NRG Gas & Wind Holdings, Inc. (“NRG Member”) and Yield Member dated as of the date hereof, NRG Member has transferred 75% of the Class B Interests in the Company to Yield Member (the “Transaction”);

WHEREAS, in connection with the Transaction, Yield Member will replace NRG Member as Manager of the Company; and

WHEREAS, Section 6.3(b) of the Agreement requires that a successor Manager execute a counterpart to the Agreement in order to act as Manager.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and for other good and valuable consideration, the Company and Yield Member agree as follows:

1.                                      Yield Member hereby agrees that upon execution of this Joinder, it will become a party to the Agreement and will be deemed to have made the representations and warranties therein to the parties thereto and be fully bound by, and subject to, all of the covenants, terms and conditions therein as though an original Member under the Agreement.

2.                                      Yield Member’s signature to this Joinder shall be deemed a counterpart to the Agreement.

3.                                      This Joinder and the Agreement will be binding upon and inure to the benefit of the parties hereto and, except as provided herein, their respective successors and assigns.

4.                                      This Agreement shall be construed, interpreted and enforced in accordance with the internal laws and decisions of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions of any other state or jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.                                      For purposes of Section 13.2 of the Agreement, all notices, demands or other communications to Yield Member as Member, Manager or Tax Matters Member will be delivered to the email address or physical address specified below:

NRG Yield Operating LLC
c/o NRG Energy, Inc.

211 Carnegie Center Drive
Princeton, NJ 08540
Attn: General Counsel
Fax: (202) 628-5116

6.                                      This Joinder may be executed in two or more counterparts, each one of which counterparts constitutes an original, and all of which taken together constitute one and the same instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature. Any Person may rely on a copy or reproduction of this Joinder.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this written consent as of the date first written above.

NRG WIND TE HOLDCO LLC

By:
Name:
Title:

NRG YIELD OPERATING LLC

By:
Name:
Title:

J-1

EXHIBIT K

FORM OF SELLER PARENT GUARANTY

NRG ENERGY, INC.

THIS GUARANTY (“Guaranty”), effective as of [      ], 2015, by NRG Energy, Inc., a Delaware corporation (“Guarantor”), is to and for the benefit of NRG Yield Operating LLC, a Delaware limited liability company (“Buyer”) and the Purchaser Indemnified Parties (collectively, “Beneficiary”).  Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Contract (as such term is defined below).

W I T N E S S E T H:

WHEREAS, NRG Energy Gas & Wind Holdings, Inc. (“Obligor”) and Buyer have of even date herewith entered into that certain Purchase and Sale Agreement (as such agreement may be amended, modified or supplemented from time to time, the “Contract”) for the sale by Obligor to Buyer of the Acquired Interests;

WHEREAS, Obligor is a wholly owned indirect subsidiary of Guarantor; and

WHEREAS, Section 5.07 of the Contract requires that this Guaranty be executed and delivered by Guarantor concurrently with the execution of the Contract;

NOW THEREFORE, for valuable consideration and as an inducement to Buyer to enter into the Contract, Guarantor covenants with Obligor as follows:

1.                                                                                      Guarantor hereby unconditionally guarantees to Beneficiary the full and timely performance when due, the payment of all amounts when due and owing, and observance when due of all covenants, terms and agreements to be performed, paid or observed, as applicable, by Obligor under the Contract, all whether presently existing or from time to time hereafter created, incurred or arising (collectively, the “Obligations”).  Notwithstanding any other provisions of this Guaranty to the contrary, this Guaranty shall not modify or expand the Obligations under the Contract (which Obligations shall be limited as expressly set forth in the Contract).  This Guaranty is a continuing guarantee, and shall apply to all Obligations whenever arising.

2.                                                                                      Guarantor covenants to Buyer that if at any time Obligor defaults in the payment or performance when due of any of its Obligations, Guarantor shall, promptly upon written notice by Beneficiary (provided that no notice is required in case of an automatic stay), pay or perform, or cause the payment or performance of, such Obligations.

3.                                                                                      It is expressly understood and agreed by Guarantor that, to the extent Guarantor’s obligations hereunder relate to Obligations which require performance other than the payment of money, Beneficiary may proceed against Guarantor to effect specific performance thereof (to the extent such relief is available) or for payment of damages (as limited by the Contract) resulting from Obligor’s nonperformance.  Subject to the provisions of Section 16 hereof, Guarantor hereby covenants to perform or cause to be performed all of the obligations, terms and conditions on the part of Obligor to be performed under the Contract for the balance of the term thereof.  Should the Contract be disaffirmed by the trustee in bankruptcy for Obligor, then (without limiting the provisions of Section 6(h)) at the option of Buyer, and subject to the provisions of Section 16 hereof, Guarantor shall make and enter into a new agreement to perform or cause to be performed the balance of the Obligations, which new agreement shall be in form and substance identical to the Contract.

4.                                                                                      All payments by Guarantor to Beneficiary shall be made in the United States in United States Dollars and shall be paid within thirty (30) days after receipt by Guarantor from Buyer of written demand for such payment (except in those circumstances where giving such demand is prevented by an automatic stay) and shall not be the subject of any offset against any amounts which may be owed by Beneficiary to Guarantor for any reason unrelated to the Contract.  Each and every default or failure by Obligor in making a payment or otherwise discharging or performing any of the Obligations shall give rise to a separate liability of such Obligor to Beneficiary and a separate cause of action hereunder and a separate suit may be brought hereunder as each liability or cause of action arises.

5.                                                                                      Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees, which may be incurred by Beneficiary in enforcing this Guaranty, whether by suit or otherwise, but only to the extent payment or performance under this Guaranty is otherwise due and Beneficiary is the prevailing party in its claim against Guarantor.

6.                                                                                      The obligations of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional, except to the extent that Obligor’s payment or performance would be excused by Beneficiary’s failure to fulfill its obligations under the Contract, and shall remain in full force and effect until such time as set forth in Section 16 hereof.  The obligations of Guarantor shall not be affected, modified or impaired or prejudiced (i) by any other security now or hereafter held by Beneficiary as security for the obligations of the Obligor under the Contract; or (ii) upon the happening from time to time of any one or more of the following whether or not with notice to or consent of Obligor (except to the extent that Obligor’s consent may be required to effectuate a modification of the Contract) or Guarantor:

(l)                                     the taking of any action by Beneficiary to enforce any Obligation or the Contract against Obligor;

(m)                             the compromise, settlement, release, change, modification, rescission or termination of any of the Obligations;

(n)                                 the waiver by Beneficiary of the payment, performance or observance of any of Obligations;

(o)                                 the extension of time for payment of any amounts due or of the time for performance of any of the Obligations;

(p)                                 the modification or amendment (whether material or otherwise) of any of the Obligations;

(q)                                 the failure, omission, delay or lack on the part of Beneficiary to enforce,

ascertain or exercise any right, power or remedy under or pursuant to the terms of the Contracts or this Guaranty;

(r)                                    the fact that Guarantor may at any time in the future dispose of all or any part of its interest in Obligor, or otherwise alter its investment in Obligor in any manner;

(s)                                   the bankruptcy, insolvency, winding up, dissolution, liquidation, administration, reorganization or other similar or dissimilar failure or financial disability of Obligor, or any legal limitation, disability, incapacity or other circumstances relating to Obligor;

(t)                                    the addition or substitution of any guarantor, maker or other third party primarily or secondarily liable or responsible for the performance or observance of any of the Obligations or by any extension, waiver, amendment or thing whatsoever which may release or discharge (in whole or in part) any such guarantor, maker or other third party (other than as a result of the indefeasible payment and performance of the Obligations in full);

(u)                                 the invalidity, nonbinding effect or unenforceability of (x) the Obligations or (y) the Contract in its entirety; or

(v)                                 the taking, variation, renewal, addition, substitution, subordination, or partial or entire release of any security for the Obligations or the enforcement or neglect to perfect or enforce any such security.

7.                                                                                      Guarantor irrevocably and absolutely waives any and all right of subrogation, contribution, indemnification, reimbursement or similar rights against Obligor with respect to the Guaranty, whether such rights arise under an express or implied contract or by operation of law, it being the intention of Guarantor and Buyer that Guarantor shall not be deemed to be a “creditor” (as defined in Section 101 of the U.S. Bankruptcy Code or any other applicable law) of Obligor by reason of the existence of this Guaranty in the event that Obligor becomes a debtor in any proceeding under the U.S. Bankruptcy Code or any other applicable law.  In addition, Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty by any payment made hereunder or otherwise, until all of the Obligations shall have indefeasibly been paid or performed in full.  If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been indefeasibly paid or performed in full, such amount shall be held in trust for the benefit of Beneficiary and shall forthwith be paid to Beneficiary and applied to such liabilities and obligations, whether matured or unmatured.

8.                                                                                      Beneficiary shall have the right, in its sole judgment and discretion, from time to time, to make demand for payment or performance and to proceed against Guarantor for recovery of the total of any and all amounts due, or for the performance of any nonmonetary obligation owed, to Beneficiary pursuant to this Guaranty, or to proceed from time to time against Guarantor for such portion of any and all such amounts, or for the performance of any and all such nonmonetary obligations, as Beneficiary may determine.

9.                                                                                      So long as any Obligations are owed to Beneficiary, Guarantor shall not, without the prior written consent of Buyer, commence or join with any other Person in commencing, any bankruptcy, reorganization or insolvency proceeding against Obligor.  The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the winding up, dissolution, administration, bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement or similar proceeding of Obligor, or by any defense which Obligor may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

10.                                                                               With respect to all Obligations, this is a guarantee of payment and performance and not of collection, and Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including without limitation:

(a)                                 any right to require Beneficiary to proceed against Obligor or any other person or to proceed against or exhaust any security held by Beneficiary at any time or to pursue any other remedy in Beneficiary’s power before proceeding against Guarantor;

(b)                                 any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or the failure of Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person;

(c)                                  any demand, presentment, protest and notice of any kind except as otherwise required under this Guaranty, including without limitation (i) notice of the existence, creation or incurring of any new or additional Obligations, (ii) notice of any breach or default by Obligor under the Contract or of any action or non-action on the part of Beneficiary, Obligor, any creditor of Obligor or Guarantor or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by Beneficiary as collateral or in connection with any Obligations hereby guaranteed;

(d)                                 any defense based upon an election of remedies by Beneficiary which destroys or otherwise impairs the subrogation rights of Guarantor, the right of Guarantor to proceed against Obligor for reimbursement, or both;

(e)                                  any duty on the part of Beneficiary to disclose to Guarantor any facts Beneficiary may now or hereafter know about Obligor, regardless of whether Beneficiary has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe that such facts are unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor, since Guarantor acknowledges that Guarantor is fully responsible for being and keeping informed of the financial condition of Obligor and of all circumstances bearing on the risk of non-payment of any Obligations hereby guaranteed; and

(f)                                   any defense arising because of the exercise of any right or remedy available to, or election made by, Beneficiary pursuant to the Federal Bankruptcy Code, whether as an unsecured or undersecured creditor, seeking adequate protection, or otherwise.

Notwithstanding any other provision of this Section 10 to the contrary, Guarantor hereby reserves to itself all rights to which Obligor is or may be entitled arising from or in connection with each of the Contract and the Obligations, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Obligor or the incapacity or lack of authority of Obligor to enter into or perform its obligations under the Contract, and all rights and remedies accorded by applicable law to sureties or guarantors based on the defense of the statute of limitations related to the enforceability of this Guaranty in any action hereunder or in any action for the payment or performance of any Obligations hereby guaranteed.

11.                                                                               This Guaranty shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided, however, that Guarantor may not make an assignment or other transfer of this Guaranty or any interest herein by operation of law or otherwise unless it has obtained the prior written consent of Buyer (which consent shall be solely within Buyer’s discretion) to such assignment or other transfer.  Buyer may collaterally assign its rights under this Guaranty to any Lender.

12.                                                                               All notices to Guarantor required to be served under this Guaranty shall be in writing and shall be served by registered mail and shall be addressed as follows:

NRG Energy, Inc.

Risk Management

211 Carnegie Center Blvd.

Princeton, NJ 08540

Attention:  Chief Risk Officer

Fax: 609-524-4605

or at such other address Guarantor may from time to time designate in writing.

13.                                                                               This Guaranty shall in all respects be interpreted, and construed and governed by and in accordance with, the internal, substantive laws of the State of New York and the United States of America.  All agreements, instruments and notices referred to herein or supplementary hereto shall be prepared, furnished in, and governed, and controlled by the English language.  Guarantor irrevocably consents that any action, suit or proceeding by or among Buyer and Guarantor must be brought in whichever of the state or federal courts located in the County of New York, State of New York, has subject matter jurisdiction over the dispute and waives any objection which Guarantor may now or hereafter have regarding the choice of forum whether on personal jurisdiction, venue, forum non conveniens or on any other ground.  Guarantor irrevocably consents that it is subject to the personal jurisdiction of the state or federal courts located in the County of New York, State of New York.  Guarantor irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by mailing copies thereof by registered or certified United States mail, postage prepaid, to Guarantor’s last known address as shown in the records of Buyer.  In addition, Guarantor consents to the service of process at 211 Carnegie Center Blvd., Attention:  Chief Risk Officer.  Nothing in this Guaranty shall affect the right to service of process in any other manner permitted by law.   Guarantor further agrees that final judgment against it in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the State of New York by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of such judgment.  Any finding of fact by, and any interim or final award or judgment made by an arbitrator, a court or tribunal with jurisdiction over a claim (in either case, brought pursuant to Section 13.10 of the Contract) under the Contract shall be binding on

Guarantor to the same extent that it is binding on Seller for the purposes of this Guaranty.

14.                                                                               Guarantor represents, covenants and agrees to and with Buyer that:

(h)                                 Guarantor (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) is duly qualified, authorized to do business and in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary;

(i)                                     the execution and delivery of this Guaranty and its performance have been duly authorized by all necessary corporate action on the part of Guarantor;

(j)                                    this Guaranty has been duly executed and delivered by Guarantor and is the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to the application of bankruptcy and similar laws and of general equitable principles;

(k)                                 the execution, delivery and performance of this Guaranty will not (i) conflict with or violate any provision of Guarantor’s Certificate of Incorporation or Bylaws, (ii) conflict with or violate any law or (iii) conflict with, violate or constitute a default under, any provision of any security issued by Guarantor or of any agreement, instrument or undertaking to which Guarantor is a party or by which it or any of its property is bound (or give rise to any right of termination, cancellation or acceleration thereunder with or without the giving of notice, the lapse of time, or both), and do not require any license, consent or approval of any governmental authority;

(l)                                     except as disclosed in Guarantor’s public filings with the Securities and Exchange Commission, no litigation, investigation or proceeding of or before any arbitrator or governmental authority or order is pending or, to Guarantor’s knowledge, threatened by or against Guarantor or any of its subsidiaries or against any of such parties’ properties or revenues which, if adversely determined, would be reasonably likely to have a material adverse effect on the ability on Guarantor to perform its obligations hereunder;

(m)                             Guarantor is not a party to, nor has it received, written notice of any pending or, to the knowledge of Guarantor, threatened material action against Guarantor that would prevent, hinder, modify, delay or challenge the execution, delivery or performance by Guarantor of this Guaranty or the validity or enforceability hereof; and

(n)                                 it has established adequate means of obtaining financial and other information pertaining to the business, operations and condition (financial or otherwise) of Obligor and its respective properties on a continuing basis, and Guarantor is and hereafter will be completely familiar with the business, operations and condition (financial and otherwise) of Obligor and its respective properties.

15.                                                                               Guarantor agrees that:

(a)                                 It will maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Guaranty and will obtain any that may become necessary in the future for the payment and performance of the Obligations;

(b)                                 It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform the Obligations;

(c)                                  Guarantor will, or will cause Obligor to, deliver to Buyer from time to time, such other reasonable information or documents regarding Guarantor relating to any event that may materially or adversely affect Guarantor’s ability to perform the Obligations as Buyer may reasonably request and as may be available to Guarantor without undue cost or effort;  provided, however, that Guarantor may impose reasonable confidentiality requirements in connection with the disclosure of such information or documents.

16.                                                                               Termination; Reinstatement of Guaranty.

(a)                                 Subject to the provisions of Section 16(b), this Guaranty shall terminate upon the earlier to occur of (i) the full satisfaction of all Obligations of Obligor arising under the Contract (and such satisfaction is not disputed in good faith by Buyer) and the period for making claims set forth in Section 10.2 of the Contract has expired; provided, however, that notwithstanding anything in the Contract to the contrary, for purposes of this Guaranty such period shall be deemed to expire as of the sixth (6th) anniversary of the effective date of the Contract, and (ii) the termination of the Contract (other than a termination by Buyer as a result of a breach of the Contract by Obligor); provided, however, that Guarantor’s liability hereunder shall survive any such termination with respect to any claims made by Beneficiary hereunder with respect to matters arising prior to such termination.

(b)                              Notwithstanding the provisions of Section 16(a), this Guaranty shall be reinstated if at any time following the termination of this Guaranty under Section 16(a), any payment by Guarantor or Obligor of the Obligations is rescinded or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of Obligor, all as though such payment had not been made.  Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provisions of this Section 16.

(c)                                  Subject to Section 16(a), this Guaranty shall remain in effect notwithstanding any assignment of the Contract by Obligor to any affiliate or subsidiary of such Obligor or Guarantor permitted under the terms of the Contract.  Upon request by Buyer after any such assignment, Guarantor shall acknowledge the continuing effectiveness of this Guaranty notwithstanding such assignment.

17.                                                                               Any invalid or unenforceable provisions in this Guaranty shall be deemed severed herefrom, and such whole or partial invalidity shall not affect the enforceability or validity of the balance of this Guaranty.

18.                                                                               No failure on the part of Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary at any time or from time to time.

19.                                                                               This Guaranty may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

20.                                                                               This Guaranty constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Guarantor and Beneficiary with respect to the subject matter hereof.  Neither this Guaranty nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, except by an instrument in writing signed by the party against which the enforcement of this termination, amendment, supplement, waiver or modification shall be sought.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

NRG ENERGY, INC., a Delaware corporation

By:
Name:
Title:
Date:

ACCEPTED BY: Buyer acknowledges and accepts the above Guaranty.

NRG YIELD OPERATING LLC
a Delaware limited liability company

By:
Name:
Title:
Date:

Signature page for PayGo PSA Seller Parent Guaranty

EXHIBIT L

FORM OF FIRST AMENDMENT TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF NRG WIND TE HOLDCO LLC

THIS FIRST AMENDMENT (this “First Amendment”) to that certain Amended and Restated Limited Liability Company Agreement of NRG Wind TE Holdco LLC, dated as of November 3, 2014 (the “LLC Agreement”), by and among (i) [              ], a [         ] (the “Class A Equity Investor”), (ii) NRG Gas & Wind Holdings, Inc., a Delaware corporation (the “Class B Equity Investor”), and (iii) NRG Yield Operating LLC, a Delaware limited liability company (“NRG Yield”),(1) is entered into as of [            ], 2015, by and among the Class A Equity Investor, the Class B Equity Investor and NRG Yield.  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the LLC Agreement.

1.                                      Amendments to LLC Agreement.  The LLC Agreement is hereby amended as follows:

(a)                                 Section 1.1 of the LLC Agreement is hereby amended by adding the following definition in appropriate alphabetical order:

“New Member” means any person that becomes a Member under this Agreement.

“NRG Energy” means NRG Energy, Inc., a Delaware corporation.

“NRG Guaranty” means that certain Amended and Restated Guaranty issued by NRG Energy on [             ], 2015.

(b)                                 Section 1.1 of the LLC Agreement is further amended by deleting the definitions of the following terms in their entirety and replacing them with the following:

“Parents” means with respect to any Member, the Person or Persons that directly and indirectly Control such Member; provided, however, that the term Parents shall not include any Person or Persons that Control any entity that directly or indirectly Controls such Member so long as such entity is not a special purpose entity and owns significant assets other than the direct or indirect interests in the Company; provided, further, that, the foregoing proviso notwithstanding, (a) NRG Yield, LLC, a Delaware limited liability company, shall be a Parent of NRG Yield and (b) NRG Energy shall be a Parent of the Class B Equity Investor.

“Party” means the Class B Equity Investor, any New Member, the Company or the Class A Equity Investor, as the context requires.

(1)  Yield became a party to the LLC Agreement pursuant to that certain Joinder Agreement by and between NRG Wind TE Holdco LLC and Yield dated as the date hereof.

“Portfolio Material Adverse Effect” means any act, event, condition or circumstance that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to (a) the Projects, taken as a whole, (b) the business, earnings, Assets, liabilities (contingent or otherwise), results of operations, prospects, condition (financial or otherwise) or properties of the Projects, taken as a whole, or any of the following Persons: the Sponsor, the Class B Equity Investor, any New Member that is a Class B Member, the Company, the Subject Companies (taken as a whole) or, to the extent expressly specified, any Class A Member, or on the ability of any such Person to timely perform any of its respective obligations under any Investment Document, (c) the rights and remedies of any Class A Member under any Investment Document or (d) the legality, validity, binding effect or enforceability of any Investment Document.

“Sponsor” means NRG Yield, LLC, a Delaware limited liability company.

“Sponsor Guaranty” means that certain guarantee issued by the Sponsor to the Class A Equity Investor on [             ], 2015.

(c)                                  The reference to “the Sponsor Guaranty” in the definition of “Qualified Transferee” in Section 1.1 is hereby deleted and replaced with the following: “the Sponsor Guaranty or the NRG Guaranty, as applicable”.

(d)                                 All references to “the Sponsor Guaranty” in Sections 5.4 and 11.5 of the LLC Agreement are hereby deleted and replaced with the following: “the Sponsor Guaranty or the NRG Guaranty”.

(e)                                  Section 8.4(a)(ii) of the LLC Agreement is deleted in its entirety and replaced with the following:

“audited consolidated financial statements for the Sponsor and NRG Energy and their respective consolidated subsidiaries prepared on a GAAP basis effective as of the end of the immediately-preceding year, including a consolidated balance sheet and consolidated statements of income, members’ equity and changes in cash flows, in each case accompanied by a report of an independent national accounting firm as selected from time to time stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements fairly present the Sponsor’s and NRG Energy’s cash flows, results of operations and changes in financial position on a GAAP basis; provided, that for any Person that is required or permitted to file reports under the Exchange Act of 1934, the availability of its report on the EDGAR website of the U.S. Securities and Exchange Commission or the availability on such Person’s website of the financial statements referred to above shall satisfy the requirements herein.”

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(f)                                   Section 8.4(d)(ii) of the LLC Agreement is deleted in its entirety and replaced with the following:

“unaudited quarterly consolidated financial statements of the Sponsor and NRG Energy and their respective consolidated consolidated subsidiaries for the Fiscal Quarter and portion of the Fiscal Year then ended (including a balance sheet, income statement, statement of cash flows and statement of changes in Member’s capital schedule) all in reasonable detail and fairly presenting the consolidated financial position of the Sponsor and NRG Energy as of the end of such quarter, prepared on a GAAP basis, subject to lack of footnotes and normal year-end adjustment; provided, that for any Person that is required or permitted to file reports under the Exchange Act of 1934, the availability of its report on the EDGAR website of the U.S. Securities and Exchange Commission or the availability on such Person’s website of the financial statements referred to above shall satisfy the requirements herein;”

(g)                                  The second reference to the “the Sponsor,” in Section 11.1 of the LLC Agreement is hereby deleted and replaced with the following: “the Sponsor, NRG Energy,”.

(h)                                 The reference to the “the Sponsor” in Sections 11.2 and 11.5 of the LLC Agreement is hereby deleted and replaced with the following: “the Sponsor, NRG Energy”.

(i)                                     Section 11.7 of the LLC Agreement is deleted in its entirety and replaced with the following:

“Subject to the Sponsor Guaranty, the NRG Guaranty and Article VIII of the Equity Capital Contribution Agreement, Article IX of this Agreement constitutes the entire agreement and understanding of the parties with respect to indemnification hereunder.”

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2.                                Conflicts; Continuing Effect of Transaction Documents.  In the event of any conflict between the terms of this First Amendment and the LLC Agreement, the terms of this First Amendment shall control.  Except as otherwise expressly provided herein, the LLC Agreement shall remain in full force and effect, with no other amendments, modifications or waivers and performance by the parties hereto of this First Amendment shall not constitute a waiver, permit, consent or approval of any kind or character with respect to the LLC Agreement, as amended hereby, or any other Investment Document or Key Project Document.

3.                                Entire Agreement.  This First Amendment integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior agreements and understandings of the parties hereto in respect to the subject matter hereof.

4.                                Counterparts.  This First Amendment may be executed in one or more duplicate counterparts and when signed by all of the parties shall constitute a single binding agreement.  Signatures delivered by facsimile or other electronic transmission will be considered original signatures, and each party to this First Amendment shall thereafter promptly deliver original signatures to the other parties hereto.

5.                                Governing Law and Severability; Binding Effect; Jurisdiction.  Each of Sections 13.4, 13.8 and 13.10 of the LLC Agreement is hereby incorporated by reference and shall apply to this First Amendment mutatis mutandis as if set forth herein.

6.                                Further Assurances.  The parties hereto agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this First Amendment.

7.                                Defined Terms.  Any capitalized term used herein, but not defined herein, shall have the meaning ascribed to such term in the LLC Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Members of NRG Wind TE Holdco LLC have executed and delivered this First Amendment as of the date first above written.

[ ]
Class A Member

Name:
Title:

NRG GAS & WIND HOLDINGS, INC.
Class B Member

Name:
Title:

NRG YIELD OPERATING LLC
Class B Member

Name:
Title:

L-1